UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

COMMUNICATION INTELLIGENCE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY

COMMUNICATION INTELLIGENCE CORPORATION
275 Shoreline Drive, Suite 500
Redwood Shores, California 94065

NOTICE OF CONSENT REQUESTED FROM STOCKHOLDERS
WITHOUT A SPECIAL MEETING

Dear Stockholders:

        NOTICE IS HEREBY GIVEN that the Board of Directors of Communication Intelligence Corporation, a Delaware corporation ("we", "us" or the "Company"), is soliciting the written consent and approval from the holders of our outstanding voting stock, which consists of our Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock, to take corporate action approving and consenting to the following matter without the necessity of holding a special meeting of our stockholders:

  RESOLVED, that the stockholders believe that it is in the best interests of the Company and the Company's stockholders to amend the Amended and Restated Certificate of Incorporation of the Company to increase (i) the total number of authorized shares from 535,000,000 to 1,074,500,000, (ii) the total number of authorized shares of Common Stock from 519,000,000 to 1,050,000,000, and (iii) the total number of authorized shares of Preferred Stock from 16,000,000 to 24,500,000 shares, all as set forth in the Certificate of Amendment to the Amended and Restated Certificate of Incorporation presented to the stockholders in the form attached to the Consent Statement as Appendix A.

        The amendment of the Company's Amended and Restated Certificate of Incorporation contemplated by the above resolution (the "Amendment"), a copy of which is attached to this Consent Statement as Appendix A, must be approved by stockholders representing the following: (i) a majority of the outstanding shares of Common Stock voting separately as a class, (ii) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, (iii) a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, and (iv) a majority of the outstanding shares of Series B Preferred Stock voting separately as a class. Your attention is directed to the Consent Statement accompanying this Notice which more fully describes the foregoing proposal. Our Board of Directors has fixed the close of business on December 7, 2010 as the record date for the determination of stockholders entitled to vote on the corporate action for which consent and approval is being solicited.

        This Notice, together with the Consent Statement and the accompanying Consent card, is first being mailed or otherwise distributed to our stockholders on or about December     , 2010. Your consent can only be given if you complete, sign and return the Consent card concerning the proposal for which consent and approval is being solicited by our Board of Directors.

        Our Board of Directors requests that you vote in connection with the corporate action upon which consent and approval is being solicited. To insure your participation you are urged to mark, date, sign and return the enclosed Consent card as promptly as possible.

YOU MAY REVOKE YOUR CONSENT IN THE MANNER DESCRIBED IN THE
ACCOMPANYING CONSENT STATEMENT.

By Order of the Board of Directors,
Craig Hutchison Vice President and Assistant Treasurer

Redwood Shores, California
December     , 2010

Please give careful attention to all of the information enclosed, including the information set forth in Appendix C.

PRELIMINARY COPY

COMMUNICATION INTELLIGENCE CORPORATION
275 Shoreline Drive, Suite 500
Redwood Shores, California 94065

CONSENT STATEMENT

To the Stockholders of Communication Intelligence Corporation

        This Consent Statement and the accompanying Consent card are being furnished to the holders of our outstanding voting stock, which consists of the Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock, by the Board of Directors of our Company in connection with the solicitation of consents from our stockholders to take action by written consent as specified herein without the necessity of holding a special meeting of our stockholders, as permitted by Delaware law.

        Our Board of Directors is asking the Company's stockholders to consent in writing and approve the following matter:

    RESOLVED, that the stockholders believe that it is in the best interests of the Company and the Company's stockholders to amend the Amended and Restated Certificate of Incorporation of the Company to increase (i) the total number of authorized shares from 535,000,000 to 1,074,500,000 (ii) the total number of authorized shares of Common Stock from 519,000,000 to 1,050,000,000, and (iii) the total number of authorized shares of Preferred Stock from 16,000,000 to 24,500,000 shares, all as set forth in the Certificate of Amendment to the Amended and Restated Certificate of Incorporation presented to the stockholders in the form attached to the Consent Statement as Appendix A.

        On December 7, 2010, in connection with the Company's proposed Series C Preferred Stock financing, which is discussed in greater detail below, our Board of Directors approved the Amendment. At the same time, the Board of Directors recommended that the Company's stockholders approve the Amendment and approved the solicitation of written consents from the Company's stockholders in order to approve the Amendment.

        This Consent Statement, together with the Notice and the accompanying Consent card, is first being mailed or otherwise distributed to the Company's stockholders on or about December     , 2010. Please note that Appendix C to this Consent Statement includes material information regarding the financial condition and results of operations of the Company, including certain financial statements. The materials set forth in Appendix C should be read carefully in connection with this Consent Statement and the proposal set forth herein.

SOLICITATION OF CONSENTS

The Consent Procedure

        On December 7, 2010, our Board of Directors approved the Amendment. Pursuant to Section 228(a) of the Delaware General Corporation Law, holders of a majority of outstanding shares of our voting stock, which consists of our Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock, can approve the Amendment without a meeting. In order to approve the Amendment without a meeting, the Amendment must be approved by stockholders representing the following: (i) a majority of the outstanding shares of Common Stock voting separately as a class, (ii) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, (iii) a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, and (iv) a majority of the outstanding shares of Series B Preferred Stock voting separately as a class. In order to minimize the costs and expenses and management time involved in holding a special meeting of our stockholders, our Board of Directors voted to obtain stockholder approval of the Amendment by obtaining the written consent of our stockholders.

The Record Date

        Our Board of Directors has fixed the close of business on December 7, 2010 as the record date (the "Record Date") for the determination of stockholders entitled to approve the Amendment. Only stockholders of the Company as of the Record Date are entitled to tender and submit to us written consents whereby they vote on the approval of the Amendment. As of the close of business on the Record Date, there were 192,418,565 shares of our Common Stock, 797,235 shares of our Series A-1 Preferred Stock, and 8,174,510 shares of our Series B Preferred Stock issued and outstanding. Each outstanding share of Common Stock entitles the holder to one vote per share. Each outstanding share of Series A-1 Preferred Stock entitles the holder to 7.1429 votes per share. Each outstanding share of Series B Preferred Stock entitles the holder to 16.6667 votes per share.

Solicitation of Consents

        Solicitation of consents by our Board of Directors will initially be made by mail, but may also be made in person or by mail, telephone, telecopy, telegram, facsimile or other means of communication by our directors and officers for no additional or special compensation. In addition, brokerage houses, banks, nominees, trustees, custodians and other fiduciaries may be requested by us to forward solicitation materials for shares of voting stock held of record by them to the beneficial owners of such shares, and such fiduciaries will, upon request, be reimbursed by us for their reasonable out of pocket expenses incurred in connection therewith. The cost of solicitation of written consents to approve and consent to the corporate action described herein will be borne by us.

Effectiveness and Revocation of Consents

        The Amendment will be adopted when properly completed, unrevoked Consent cards are signed by stockholders of record on the Record Date and submitted to the Company or its agent, Broadridge Financial Solutions, Inc. (who we refer to as Broadridge) by stockholders representing the following: (i) a majority of the outstanding shares of Common Stock voting separately as a class, (ii) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, (iii) a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, and (iv) a majority of the outstanding shares of Series B Preferred Stock voting separately as a class. The failure to execute or return a Consent card has the same effect as the withholding of consent for the approval of the Amendment.

        Stockholders are requested to tender and submit their completed Consent card to us by fax or to Broadridge by mail at the following address:

COMMUNICATION INTELLIGENCE CORPORATION c/o Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717	OR	COMMUNICATION INTELLIGENCE CORPORATION Facsimile: (650) 802-7777 Attention: Craig Hutchison

        Abstentions and "broker non-votes" (shares held of record by brokers or nominees which are not voted on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power with respect to that matter) will be treated as votes against the approval of the Amendment.

        If a Consent card is properly signed and returned to us by fax or Broadridge by mail, the shares represented by that Consent card will be voted in accordance with the instructions specified thereon, unless properly revoked. If a Consent card is properly signed and returned without voting instructions, it will be deemed to have consented to the approval of the Amendment.

        An executed Consent card may be revoked by a stockholder by marking, dating, signing and delivering to us by fax or Broadridge by mail a written revocation at any time before the action authorized by the executed Consent card becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the Consent card previously delivered is no longer effective. The delivery of a subsequently dated Consent card which is properly marked, dated, signed and delivered to us or Broadridge will also constitute a revocation of any earlier Consent card.

        All consents, regardless of when dated, will expire unless valid, unrevoked Consent cards constituting the necessary majorities of shares of our outstanding voting stock are delivered to the Company by fax or Broadridge by mail on or before 60 days after the earliest dated Consent card is delivered.

Dissenter Rights

        Under Delaware law, our stockholders are not entitled to dissenters' rights with respect to the actions outlined in this Consent Statement.

Important Notice Regarding the Availability of Solicitation Materials

        The following materials, which are enclosed with this mailing, are also available for view online at www.cic.com:

  •
  Notice of Consent Solicitation

  •
  Consent Statement

  •
  Consent card

        The Amendment will be adopted when properly completed, unrevoked Consent cards are signed by and submitted, to the Company by fax or to Broadridge by mail, by stockholders of record on the Record Date representing the following: (i) a majority of the outstanding shares of Common Stock voting separately as a class, (ii) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, (iii) a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, and (iv) a majority of the outstanding shares of Series B Preferred Stock voting separately as a class.

        You are being asked by our Board of Directors to approve the Amendment. Our Board of Directors unanimously recommends that you consent to the approval of the Amendment.

 PROPOSAL

AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

        The Board of Directors recommends approval of the Amendment, which amends the Company's Amended and Restated Certificate of Incorporation. In connection with the Company's proposed Series C Preferred Stock financing (the "Financing"), which is discussed in greater detail below, stockholders are being asked to consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase (i) the total number of authorized shares from 535,000,000 to 1,074,500,000, (ii) the total number of authorized shares of Common Stock from 519,000,000 to 1,050,000,000, and (iii) the total number of authorized shares of Preferred Stock from 16,000,000 to 24,500,000 shares. With respect to the Company's Preferred Stock, 2,000,000 shares will be designated as Series A-1 Preferred Stock, 14,000,000 shares will be designated as Series B Preferred Stock, and 4,100,000 shares will be designated as Series C Preferred Stock. The Board of Directors has unanimously approved the Amendment, believes the Amendment is in the best interests of the Company and its stockholders for the reasons set forth below, and recommends that the stockholders approve the Amendment. The Amendment will allow the Company to complete the Financing and have additional shares of stock available for possible future capital raising activities as approved by the Board of Directors. As of the date hereof, no transactions other than the Financing are presently being contemplated.

        The complete text of the form of the Certificate of Amendment to the Company's Amended and Restated Certificate of Incorporation is set forth in Appendix A to this Consent Statement. The complete text of the form of the Series C Certificate of Designation establishing the rights, preferences and privileges of the Series C Preferred Stock to be issued if the Financing is consummated is set forth in Appendix B to this Consent Statement. These appendices are subject to revision for such changes as may be required by the Delaware Secretary of State and other changes consistent with this proposal that we may deem necessary or appropriate.

Background of the Financing

        In early November 2010, in light of the Company's cash position we approached the Company's largest stockholder, Phoenix Venture Fund LLC ("Phoenix"), and began discussions about our need for a possible financing transaction. Following such discussions, Phoenix presented our Board of Directors with a proposal to provide additional equity financing through our issuance and sale of a new series of preferred stock, Series C Preferred Stock. On November 18, 2010, in connection with presenting the proposal to our Board of Directors, Messrs. Sassower and Goren, as co-managers of the managing member of Phoenix and as members of our Board of Directors, requested that the Board of Directors form a special committee to consider the proposal. As a result, the Board of Directors formed a special committee comprised of directors Kurt Amundson, Francis Elenio and David Welch (the "Special Committee") for purposes of analyzing the terms of Phoenix's financing proposal and various possible alternatives to such financing.

        The members of the Special Committee discussed certain aspects of the proposal by Phoenix, including the fee to be paid to SG Phoenix LLC and the dilutive impact of the contemplated transaction. The Special Committee then reviewed, among other things, our financial condition and near-term capital requirements, our capitalization, the then current market price of our Common Stock and the impact of the proposed Financing on our capitalization. The Special Committee also considered whether we had any alternatives to the proposed Financing to mitigate the dilution to the holders of our common stock from the Financing. After discussion, the Special Committee concluded that any alternative financing would have limited likelihood of success and would be more time-consuming and expensive than the Financing, and that, in light of our immediate near-term liquidity needs, we had no other viable financing alternative to the Financing proposed by Phoenix. The

Special Committee unanimously concluded that the terms of the Financing, and the related fee letter with SG Phoenix LLC, were fair to the Company and that the proposed Financing was in the best interests of the Company and its stockholders. In connection with its conclusion, the Special Committee considered, among other things, our short-term need for additional cash to fund working capital, capital expenditures, research and development costs and other general corporate requirements, the effect of the proposed Financing, and the time, costs and likelihood of success associated with seeking alternative financing transactions. As a result, the Special Committee recommended to the Board of Directors that the Company proceed with the Financing consistent with the terms set forth in Phoenix's proposal.

        On December 7, 2010, the Special Committee approved the Financing and recommended that the Board of Directors approve the Financing. On December 7, 2010, the Board of Directors met to discuss the Special Committee's conclusions regarding the terms of the Financing, which conclusions are detailed above, and the Special Committee's recommendation with respect to the Financing. After a thorough discussion of the Special Committee's conclusions and recommendation, and after reviewing, among other things, the Company's financial condition and immediate near-term liquidity needs the Board of Directors approved the Financing.

        On December 9, 2010, we entered into definitive agreements with Phoenix, our principal stockholder, Michael Engmann and certain of his affiliated entities, and other investors (each an "Investor," and, collectively, the "Investors"), including a securities purchase agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Investors agreed, subject to the terms thereof, that the Company will issue and sell and the Investors will purchase for cash in a private placement shares of Series C Preferred Stock at a purchase price of $1.00 per share. The Series C Preferred Stock issued in connection with the Financing is convertible into Common Stock at an initial conversion price of $0.0225 per share. In addition to the shares of Series C Preferred Stock to be sold to the Investors pursuant to the Purchase Agreement, each Investor will also receive a warrant to purchase a number of shares of Common Stock equal to the aggregate number of shares of Series C Preferred Stock purchased by the Investor divided by 0.0225 (the "Warrants"). Each Warrant issued in connection with the Financing will have an exercise price of $0.0225 per share and will be exercisable in whole or in part, including by means of cashless exercise, for a period of three years from the date of issuance. The effect of the Financing will be to provide the Company with approximately $2,200,000 of gross proceeds, which the Company intends to use for general corporate and working capital purposes. Assuming (i) 2,200,000 shares of the Series C Preferred Stock, which shares will be convertible into 97,777,778 shares of Common Stock immediately upon the closing of the Financing, and (ii) warrants to purchase an aggregate of 97,777,778 shares of Common Stock are issued in the Financing, the Investors would acquire approximately 31.1% of the outstanding Common Stock of the Company on a fully diluted basis in connection with the Financing.

        Upon consummation of the Financing, Phoenix will beneficially own approximately 301,229,690 shares of Common Stock on an as-converted basis, which is expected to represent approximately 70.3% of the Common Stock of the Company when calculated in accordance with Rule 13d-3. Upon consummation of the Financing, Mr. Engmann, together with his affiliated entities will beneficially own approximately 65,937,874 shares of Common Stock on an as-converted basis, which is expected to represent approximately 26.4% of the Common Stock of the Company when calculated in accordance with Rule 13d-3. See "Effects of Approval of the Increase in the Number of Authorized Shares of Capital Stock"

        The rights, powers and preferences of the Series C Preferred Stock, the material terms of the Purchase Agreement, and the material terms of the other agreements to be entered into in connection with the Financing are summarized below. The Company intends to file a Form 8-K with the Securities and Exchange Commission ("SEC") within four business days of the Company's entry into the Purchase Agreement, which Form 8-K will include as an exhibit the complete text of the Purchase

Agreement. Once filed, the Form 8-K can be accessed at the website of the SEC (www.sec.gov) or from the Company's website (www.cic.com/about/ir). You are urged to read the Purchase Agreement and the Series C Certificate of Designation, a copy of which is attached hereto as Appendix B. The Company expects the Financing to be consummated promptly after approval of the Amendment by the required votes of its stockholders.

  Description of Series C Preferred Stock

        The rights, preferences, powers and restrictions of the Series C Preferred Stock are set forth in detail in the Certificate of Designation attached hereto as Appendix B and summarized below:

        Authorized Shares and Liquidation Preference.    The number of authorized shares of Series C Preferred Stock will be 4,100,000. The shares of Series C Preferred Stock will have a liquidation preference of $1.50 per share plus accrued dividends.

        Board of Directors.    So long as 1,609,766 shares of Series B Preferred Stock remain outstanding, Phoenix will be entitled to nominate two individuals to serve as Directors and the holders of a majority of the outstanding shares of Series C Preferred Stock and Series B Preferred Stock, voting together as a class (to the exclusion of all other classes or series of the Company's capital stock), will be entitled to nominate one individual to serve as a Director. The Series C Certificate of Designation and the Amended and Restated Series B Certificate of Designation will provide that the holders of a majority of the outstanding shares of Series C Preferred Stock and Series B Preferred Stock will have the right, voting together as a class (to the exclusion of all other classes or series of the Company's capital stock), to elect the Preferred Stock Directors. Such Directors are referred to herein as the "Preferred Stock Directors." Currently, Philip Sassower, Andrea Goren and Francis Elenio are the Preferred Stock Directors.

        Ranking.    The Series C Preferred Stock will rank senior to our outstanding Series B Preferred Stock and Series A-1 Preferred Stock and all shares of Common Stock with respect to dividend rights and rights on liquidation, winding-up and dissolution.

        Dividends.    The Series C Preferred Stock will accrue dividends at the rate of 10% per annum, payable quarterly commencing March 31, 2011 in cash or additional shares of Series C Preferred Stock valued at $1.00 per share. No dividends will be paid on the Company's Series B Preferred Stock, Series A-1 Preferred Stock or Common Stock so long as any dividends on the Series C Preferred Stock remain unpaid. In addition, any dividend other than required dividends are subject to the protective provisions set forth below.

        Liquidation.    In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series C Preferred Stock will be entitled to receive, in preference to all other shares of the Company's capital stock, liquidating distributions in the amount of $1.50 per share plus any accrued dividends. After receipt of the liquidation preference, the shares of Series C Preferred Stock and Series B Preferred Stock will participate with the shares of Common Stock in remaining liquidation proceeds (after payment of the Series B Preferred Stock and Series A-1 Preferred Stock liquidation preferences) pro rata on an as-converted basis. A merger or consolidation (other than one in which the then current stockholders own a majority of the voting power in the surviving or acquiring corporation) or a sale, lease transfer, exclusive license or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event triggering the liquidation preference.

        Voting Rights.    Holders of the Series C Preferred Stock will vote together with the holders of the Series B Preferred Stock, Series A-1 Preferred Stock, and Common Stock on an as-converted basis on all matters brought before the stockholders. Also, the holders of Series C Preferred Stock and Series B Preferred Stock will vote together as a class in connection with the election of the Preferred Stock

Directors. In addition, the holders of Series C Preferred Stock will vote separate as a class with respect to the protective provisions described below and as otherwise required by law.

        Protective Provisions.    So long as 20% of the shares of Series C Preferred Stock originally issued in the Financing remain outstanding, the Company will not, without the prior written consent of at least a majority of the then outstanding shares of Series C Preferred Stock, either directly or indirectly, by amendment, merger, consolidation or otherwise:

            (i)  liquidate, dissolve or wind-up the business and affairs of the Company or any subsidiary, or effect any sale or disposition of all or a significant portion of the capital stock or assets of the Company or a merger, consolidation, share exchange, reorganization or other similar transaction or consent to any of the foregoing;

           (ii)  amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Company;

          (iii)  authorize, create, designate or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series C Preferred Stock (including, debt that is convertible into capital stock and redeemable preferred stock that is not treated as Common Stock for tax purposes) or, other than the issuance of shares of Common Stock on exercise or conversion of securities outstanding on the closing date of the transactions, issue any shares of Common Stock or securities convertible into or exercisable (directly or indirectly) for Common Stock if at such time (or after giving affect to such issuance) the Company does not have sufficient shares of Common Stock available out of its authorized but unissued stock for the purpose of effecting the conversion of the Series C Preferred Stock into Common Stock and the exercise and conversion of all other securities convertible or exercisable (directly or indirectly) for Common Stock;

          (iv)  reclassify, alter or amend any existing security that is junior to or on parity with the Series C Preferred Stock;

           (v)  purchase or redeem, or declare or pay any dividends on, any capital stock or securities convertible or exchangeable into shares of capital stock, other than dividends required to be paid on shares of Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock under the terms of the certificates of designation for such stock;

          (vi)  increase or decrease the number of authorized shares of Series C Preferred Stock or any additional class or series of capital stock;

         (vii)  incur any indebtedness, including capital leases, other than trade payables incurred in the ordinary course of business;

        (viii)  create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary of the Company or dispose of any subsidiary stock or all or a significant portion of any subsidiary assets;

          (ix)  increase or decrease the size of the Board of Directors of the Company;

           (x)  make any material alteration to the Company's business plan; or

          (xi)  except as otherwise approved by the Board of Directors, including a majority of the Preferred Stock Directors, authorize or adopt any stock option plan, restricted stock plan, stock incentive plan or other employee benefit plan or increase the number of shares of Common Stock issuable under any such plan in effect on the closing date of the transactions.

        Conversion Rights.    Each share of Series C Preferred Stock is convertible into Common Stock at any time at the option of the holder at an initial conversion price of $0.0225 per share, subject to adjustment for stock dividends, splits, combinations and similar events and, with certain exceptions, the issuance of additional securities at a purchase price less than the then current conversion price of the Series C Preferred Stock.

        Mandatory Conversion.    Each share of Series C Preferred Stock will automatically be converted into Common Stock at the then applicable conversion price upon the written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

  Purchase Agreement

        Pursuant to the terms of the Purchase Agreement, the Company agreed to certain covenants including the operation of the business between the execution of the Purchase Agreement and the closing date. Consummation of the transactions under the Purchase Agreement is subject to certain conditions, including (i) the representations and warranties in the Purchase Agreement being true and correct as of the closing date; (ii) a minimum of 1,500,000 shares of Series C Preferred Stock being purchased by the Investors; (iii) no event causing a material adverse effect on the Company's business having occurred since December 31, 2009; and (iv) the requisite stockholders of the Company having approved the Amendment. Under the Purchase Agreement, the Company agreed to indemnify the Investors for breaches of representations and warranties.

  Warrants to Purchase Common Stock

        As described above, upon the closing of the Financing, each Investor will also receive a warrant to purchase a number of shares of Common Stock equal to the aggregate number of shares of Series C Preferred Stock purchased by the Investor divided by 0.0225. Each Warrant issued in connection with the Financing will have an exercise price of $0.0225 per share and will be exercisable in whole or in part, including by means of cashless exercise, for a period of three years from the date of issuance.

  Registration Rights Agreement

        If the Financing is consummated, the Company and the Investors will enter into a Registration Rights Agreement pursuant to which the Company will be obligated to file a registration statement on the appropriate form with the Securities and Exchange Commission within 45 days of written notice from holders of at least one-third of the outstanding shares of Series C Preferred Stock with respect to such shares of Series C Preferred Stock and all shares of Common Stock issuable upon (i) conversion of such shares of Series C Preferred Stock and (ii) exercise of any outstanding Warrants held by such holders, subject to the limitations of applicable law and provided that the fair market value of the securities to be registered pursuant to the demand equals at least $1,000,000. The Company is obligated to use its best efforts to cause the registration statement to be declared effective and will bear all expenses incurred in preparation and filing of the registration statement. The holders of Series C Preferred Stock will have up to three demand registrations on Form S-1 or any successor thereof and up to four demand registrations on Form S-3 or any successor thereof. In addition, Phoenix, Mr. Engmann and the other Investors have piggy-back registration rights pursuant to which they may include registrable securities held by them in any subsequent registration of securities by the Company, subject to certain conditions.

        Second Amended and Restated Series A-1 Certificate of Designation and Amended and Restated Series B Certificate of Designation.    In connection with the Financing, the existing Amended and Restated Series A-1 Certificate of Designation and the Series B Certificate of Designation will both be amended and restated to provide that the rights, preferences and privileges of Series C Preferred will be superior to those of the Series A-1 Preferred Stock and Series B Preferred Stock with respect to the matters described above under the headings "Ranking," "Dividends," and "Liquidation." The Amended and Restated Series B Certificate of Designation also will provide for the election of the Preferred Stock Directors by the holders of Series B Preferred Stock and Series C Preferred Stock voting together as a class. The Second Amended and Restated Series A-1 Certificate of Designation has been approved by the Board of Directors, is expected to be approved by the requisite holders of Series A-1 Preferred Stock, and will be filed with the Delaware Secretary of State immediately prior to the closing of the Financing. The Amended and Restated Series B Certificate of Designation has been approved by the Board of Directors, is expected to be approved by the requisite holders of Series B Preferred Stock, and will be filed with the Delaware Secretary of State immediately prior to the closing of the Financing.

Purpose of the Increase in Number of Authorized Shares of Capital Stock

        Currently, the Company's Certificate of Incorporation authorizes the issuance of 535,000,000 shares of capital stock, 519,000,000 of which are designated as Common Stock and 16,000,000 of which are designated as Preferred Stock. The Company has previously designated 2,000,000 shares of Preferred Stock as Series A-1 Preferred Stock and 14,000,000 shares of Preferred Stock as Series B Preferred Stock. As of the Record Date, there were 192,418,565 shares of Common Stock outstanding, 797,235 shares of Series A-1 Preferred Stock outstanding, which shares are presently convertible into 5,694,536 shares of Common Stock, 8,174,510 shares of Series B Preferred Stock outstanding, which shares are presently convertible into 136,241,833 shares of Common Stock, and an aggregate of 42,115,509 shares of Common Stock reserved for issuance under outstanding options and warrants. The Company's current authorized but unissued and unreserved shares of Common Stock and Preferred Stock is insufficient to effectuate the Financing. The Company must amend the Certificate of Incorporation to provide it with sufficient authorized shares of Common Stock and Preferred Stock to complete the Financing. In addition, amending the Certificate of Incorporation will allow the Company to have additional shares of capital stock for future capital raising activities and other transactions which may be deemed advisable and in the best interests of the Company and its stockholders.

        The Special Committee and the Board of Directors have unanimously determined that the Amendment is desirable and in the stockholders' best interest, because, among other things, it will permit us to consummate the Financing. The Board of Directors recommends that the stockholders approve the Amendment.

Effects of Approval of the Increase in the Number of Authorized Shares of Capital Stock

        If stockholders approve the Amendment, the Company intends to complete the Financing, subject to the satisfaction of the conditions of closing in the Purchase Agreement. If the Financing is consummated, assuming 2,200,000 shares of Series C Preferred Stock are sold in the Financing, the Company will issue 2,200,000 shares of Series C Preferred Stock, which will be convertible into approximately 97,777,778 shares of Common Stock and warrants to purchase an aggregate of 97,777,778 shares of Common Stock at an exercise price of $0.0225 per share. The Company currently has outstanding 192,418,565 shares of Common Stock, 797,235 shares of Series A-1 Preferred Stock, which presently have voting power equal to 5,694,536 shares of Common Stock, and 8,174,510 shares of Series B Preferred Stock, which presently have voting power equal to 136,241,833 shares of Common Stock. If the Financing is consummated, under the provisions of the Series B Certificate of Designation, an adjustment to the ratio at which Series B Preferred Stock converts into shares of Common Stock will be required (the "Anti-Dilution Adjustment"). Assuming 2,200,000 shares of Series C Preferred Stock and warrants to purchase an aggregate of 97,777,778 shares of Common Stock at an exercise price of $0.0225 per share are issued in the Financing, each share of Series B Preferred Stock, which is presently convertible into 16.6667 shares of Common Stock, will then be convertible into 23.0946 shares of Common Stock and will have voting power equal to 23.0946 shares of Common Stock. Except where otherwise indicated, all calculations of post-Financing share ownership and percentage ownership on an as-converted basis provided in this Consent Statement reflect the Anti-Dilution Adjustment described above.

        In addition to the shares of Series C Preferred Stock, the Company will also issue the Warrants at closing. Assuming 2,200,000 shares of the Series C Preferred Stock are issued in the Financing, which shares will be convertible into 97,777,778 shares of Common Stock immediately upon the closing of the Financing, the Company will also issue warrants to purchase an aggregate of 97,777,778 shares of Common Stock in the Financing. Accordingly, under the Financing, Investors will receive approximately 31.1% of the Company's Common Stock on a fully-diluted basis. The effect of the Financing will be to significantly dilute the existing holders of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock.

        As of the Record Date, Phoenix beneficially owns approximately 55.5% of the outstanding shares of Common Stock of the Company when calculated in accordance with Rule 13d-3 (including 14,239,651 shares of Common Stock issuable upon the exercise of warrants). If the Financing is consummated, Phoenix will beneficially own 301,229,690 shares of Common Stock of the Company when calculated in accordance with Rule 13d-3 (including 72,461,873 shares of Common Stock issuable upon the exercise of warrants). As of the Record Date, Mr. Michael Engmann and his affiliated entities, KENDU Partners Company and MDNH Partners, L.P., beneficially own approximately 17.8% of the outstanding shares of Common Stock of the Company when calculated in accordance with Rule 13d-3 (including 4,394,949 shares of Common Stock issuable upon the exercise of warrants). If the Financing is consummated, Mr. Engmann and his affiliated companies will beneficially own 65,937,874 shares of Common Stock of the Company when calculated in accordance with Rule 13d-3 (including 13,269,453 shares of Common Stock issuable upon the exercise of warrants). Accordingly, upon consummation of the Financing, Phoenix and Mr. Engmann together with affiliated entities will beneficially own approximately 75.6% of the outstanding shares of Common Stock of the Company when calculated in accordance with Rule 13d-3.

        Upon consummation of the Financing, the Company will have additional working capital to fund the Company's operations. The table below shows the capitalization of the Company as of September 30, 2010 on an actual and pro forma basis giving effect to the consummation of the Financing as if the Financing had been completed as of September 30, 2010 assuming 2,200,000 shares of Series C Preferred Stock are issued in connection with the Financing.

 COMMUNICATION INTELLIGENCE CORPORATION
CAPITALIZATION
Actual and Pro Forma as of September 30, 2010
(Unaudited)

	As of September 30, 2010 Before Financing	Adjusted	As of September 30, 2010 After Financing
SHARES AUTHORIZED
Total Preferred Stock authorized	16,000,000	8,500,000	24,500,000
Total Preferred Stock designated Series A-1	2,000,000		2,000,000
Total Preferred Stock designated Series B	14,000,000		14,000,000
Total Preferred Stock designated Series C		4,100,000	4,100,000
Total Common Stock authorized	519,000,000	531,000,000	1,050,000,000
COMMON AND PREFERRED STOCK OUTSTANDING
Series A-1 Convertible Preferred issued and outstanding (8% coupon)	797,235		797,235
Series B Convertible Preferred, issued and outstanding (10% coupon)	8,174,510		8,174,510
Series C Convertible Preferred, Financing, issued and outstanding (10% coupon)		2,200,000	2,200,000
Common Stock issued and outstanding	192,418,565		192,418,565
COMMON STOCK OUTSTANDING FULLY DILUTED
Series A-1 Convertible Preferred on an as-converted basis	5,694,536		5,694,536
Series B Convertible Preferred on an as-converted basis	136,241,833	52,545,927	188,787,760
Series C Convertible Preferred on as-converted basis		97,777,778	97,777,778
Common Stock issued and outstanding	192,418,565		192,418,565
Stock options outstanding	10,141,226		10,141,226
Warrants outstanding	31,974,283		31,974,283
Warrants, Financing		97,777,778	97,777,778
Warrants issued to SG Phoenix LLC in Financing		4,888,889	4,888,889
Total shares outstanding on a fully diluted basis	376,470,443	252,990,372	629,460,815

Unaudited Pro Forma Financial Information

        The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Financing on our balance sheet as of the three-month period ended September 30, 2010 and also describes the pro forma impact of the Financing on our operations for the fiscal year ended December 31, 2009 and the nine-month period ended September 30, 2010.

        The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results of operations that would have been realized had the Financing been completed as of the dates indicated or that will be realized in the future if the Financing is consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which financial statements are incorporated into this Consent Statement and our Quarterly Report on Form 10-Q for the

three-month period ended September 30, 2010, which financial statements are incorporated into this Consent Statement.

        Our unaudited pro forma consolidated balance sheet as of September 30, 2010 has been presented as if the Financing had been completed on September 30, 2010. Our pro forma consolidated statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 have been presented as if the Financing had been completed on January 1, 2009 and 2010, respectively. In addition, our pro forma consolidated statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 give effect to the conversion of all of the Company's then outstanding indebtedness (approximately $6,608,000) into approximately 6,608,000 shares of Series B Preferred Stock (the "Recapitalization") and the sale and issuance of 1,440,000 shares of Series B Preferred Stock in a private placement (the "Offering"), each of which occurred on August 5, 2010, as if such transactions were consummated as of January 1, 2009 and 2010.

        We have further assumed that the Financing will occur on the terms described in this Consent Statement. There can be no assurances that the foregoing assumptions will be realized, including the number of shares of Series C Preferred Stock to be sold in the Financing.

 COMMUNICATION INTELLIGENCE CORPORATION
Balance Sheet as of September 30, 2010
(Unaudited)
(In thousands, except per share amounts)

	September 30, 2010
	Actual	Adjustments for the Financing	Pro Forma
Assets
Current assets
Cash(1)	792	1,900	2,692
Accounts Receivable	42		42
Prepaid Expenses	85		85

Total Current Assets	919		2,819

Property and equipment, net	27		27
Patents, net	2,487		2,487
Capitalized software development costs, net	1,477		1,477
Deferred Financing costs	—		—
Other assets	29		29

Total assets	4,939	1,900	6,839

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	245		245
Accrued compensation	287		287
Other accrued liabilities	240		240
Deferred revenue	497		497

Total current liabilities	1,269		1,269

Deferred revenue long-term	711		711
Derivative liability(2)(3)(4)	2,683	1,825	4,508
Stock holders Equity
Preferred Stock; Series A-1	797		797
Preferred Stock; Series B(3)	6,147	(746)	5,401
Preferred Stock; Series C(1)(2)(4)		1,650	1,650
Common stock	1,924		1,924
Additional paid in capital(1)	99,001	(829)	98,172
Accumulated deficit	(107,555)		(107,555)
Accumulated other comprehensive loss	(38)		(38)

Total Stockholders' equity	276	75	351

Total liabilities and stockholders' equity	4,939	1,900	6,839

(1)
The funds to be received from the Financing of $2,200 are recorded net of estimated Financing expenses of $300.

(2)
The shares of Series C Preferred Stock include a non-standard conversion feature which requires the feature to be classified as a derivative liability. In addition the shares Series C Preferred Stock have warrants attached. For pro forma purposes, management of the Company recorded an aggregated estimate fair value of $956 for the conversion feature and the warrants. The estimate was recorded based on management's initial assumptions and preliminary valuation. Upon actual consummation of the Financing this estimate may change based upon the then current market price and conditions.

(3)
The anti-dilution provisions associated with the Series B Preferred Stock requires a reset of the conversion value resulting in additional shares of common stock on an as-converted basis. For pro forma purposes, management of the Company recorded an aggregated estimate fair value of $717 for the additional shares associated with the conversion feature.

(4)
In connection with the Financing, warrants to purchase shares of Common Stock will be issued to an affiliate of Phoenix as an administrative fee relating to the Financing. The warrants include provisions requiring the warrants to be classified as a derivative liability. The estimated value of $36 was recorded based on management's initial assumptions and preliminary valuation. Upon actual consummation of the Financing this estimate may change based upon the then current market price and conditions.

COMMUNICATION INTELLIGENCE CORPORATION
Pro Forma Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	December 31, 2009				September 30, 2010
	Actual	Adjustments for August 5, 2010 Recapitalization and Offering	Adjustments for Financing	Pro Forma	Actual	Adjustments for August 5, 2010 Recapitalization and Offering	Adjustments for Financing	Pro Forma
Revenue	$1,936			$1,936	$583			$583

Cost of sales	885			885	627			627
Research and development	343			343	337			337
Sales and marketing	1,501			1,501	1,136			1,136
General and administrative	1,977			1,977	1,581			$1,581

Total operating costs	4,706			4,706	3,681			3,681
Operating Loss	(2,770)			(2,770)	(3,098)			(3,098)
Interest and other income (expense), net:	2			2	(1)
Related party(1)	(312)	312		—	(255)	254		(1)
Other(1)	(43)	13		(30)	(8)	8		—
Amortization of loan discount and deferred financing costs:
Related party(1)	(1,600)			(1,600)	(1,719)	1,719		—
Other(1)	(78)	(84)		(162)	(57)	57		—
Loss on extinguishment of short-term debt(2)	(829)	(218)		(1,047)	—			—
Loss on derivative liability	(5,136)			(5,136)	761			761

Net loss	(10,766)			(10,743)	(4,377)			(2,338)
Preferred stock dividends:
Series A-1 Preferred Stock Related party	(45)			(45)	(33)			(33)
Series A-1 Preferred Stock Other	(16)			(16)	(13)			(13)
Series B Preferred Stock Related Party(3)		(742)		(742)	(94)	(433)		(527)
Series B Preferred Stock Other(3)		(17)		(17)	(32)	(10)		(42)
Series C Preferred Stock Related Party(4)			(140)	(140)			(116)	(116)
Series C Preferred Stock Other(4)			(80)	(80)			(66)	(66)

Net loss attributable to common stockholders	(10,827)			(11,783)	(4,549)			(3,135)

Basic and diluted loss per share	$(0.08)			$(0.08)	$(0.02)			$(0.02)

	December 31, 2009				September 30, 2010
	Actual	Adjustments for August 5, 2010 Recapitalization and Offering	Adjustments for Financing	Pro Forma	Actual	Adjustments for August 5, 2010 Recapitalization and Offering	Adjustments for Financing	Pro Forma
Weighted average common shares outstanding basic and diluted	141,436			141,436	190,702			190,702

(1)
Assuming the Recapitalization and Offering were consummated as of January 1, 2009 and 2010, interest on debt in the amount of $325 and $262 would not have been incurred by the Company. In addition, the Company would not have recorded amortization of $1,776 for the nine month period ended September 30, 2010.

(2)
Assuming the Recapitalization and Offering were consummated as of January 1, 2009 and 2010, the transactions would result in an additional loss on extinguishment of debt related to the deferred financing costs then outstanding.

(3)
Assuming the Recapitalization and Offering were consummated as of January 1, 2009 and 2010 the Company would record dividends on the Series B Preferred Stock in the amount of $759 and $442, respectively.

(4)
Assuming the Financing of Series C Preferred Stock was consummated on January 1, 2009 and 2010 the Company would record dividends in the amount of $220 and $182, respectively.

        Please note Appendix C of this Consent Statement includes material information regarding the financial condition and results of operation of the Company, including certain financial statements. The materials set forth in Appendix C should be read carefully in connection with your vote on the proposal.

Consequences if the Amendment is Not Approved

        Approval by the requisite stockholders of the Amendment is a condition to the closing of the Financing. Accordingly, if requisite stockholders do not approve the Amendment, the Investors will be able to terminate the Purchase Agreement. In that event, the Company will be unable to continue its current operations. Such an action could force the Company to seek the protection of the bankruptcy laws.

Required Vote

        On December 7, 2010, following approval by the Special Committee, the Board of Directors unanimously approved the terms of the Financing including the terms and provisions of the Purchase Agreement, the Amendment, the Series C Certificate of Designation, the Second Amended and Restated Series A-1 Certificate of Designation, the Amended and Restated Series B Certificate of Designation, and the Registration Rights Agreement, and directed that (i) the Amendment be submitted to the stockholders for approval, (ii) the Second Amended and Restated Series A-1 Certificate of Designation be submitted to the holders of Series A-1 Preferred Stock for approval, and (iii) the Amended and Restated Series B Certificate of Designation be submitted to the holders of Series B Preferred Stock for approval. It is expected that the holders of Series A-1 Preferred Stock and holders of Series B Preferred Stock will approve the Second Amended and Restated Series A-1 Certificate of Designation and Amended and Restated Series B Certificate of Designation, respectively. The requisite stockholder approval of the Amendment is required before the Financing can be consummated and the Board of Directors unanimously recommends that the stockholders approve the Amendment.

        The Amendment must be approved by stockholders representing the following: (i) a majority of the outstanding shares of Common Stock voting separately as a class, (ii) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, (iii) a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted basis, and (iv) a majority of the outstanding shares of Series B Preferred Stock voting separately as a class.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT.

 TRANSACTIONS WITH RELATED PERSONS

        As of the Record Date, Phoenix Venture Fund LLC is the beneficial owner of approximately 55.5% of the Common Stock of the Company when calculated in accordance with Rule 13d-3, and Michael W. Engmann, together with two affiliated entities, is the beneficial owner of approximately 17.8% of the Common Stock of the Company when calculated in accordance with Rule 13d-3. The Company has engaged in a number of previous transactions with Phoenix and Mr. Engmann, which are described in greater detail under the heading "Transactions with Related Persons" in the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on July 16, 2010. Upon consummation of the Financing, Phoenix and Mr. Engmann together with affiliated entities will beneficially own approximately 75.6% of the outstanding shares of Common Stock of the Company when calculated in accordance with Rule 13d-3.

        On December 9, 2010, the Company entered into the Purchase Agreement with Phoenix, Mr. Engmann and the other Investors. Pursuant to the Purchase Agreement, the Company and the Investors agreed, subject to the terms thereof, that the Company will issue and sell and the Investors will purchase for cash in a private placement shares of Series C Preferred Stock at a purchase price of $1.00 per share. Subject to the terms of the Purchase Agreement, Phoenix will be purchasing 1,200,000 shares of Series C Preferred Stock and Mr. Engmann and one of his affiliated entities will be purchasing an aggregate of 200,000 shares of Series C Preferred Stock. In connection with its purchase of shares of Series C Preferred Stock, Phoenix will be issued a warrant to purchase 53,333,333 shares of Common Stock and Mr. Engmann and one of his affiliated entities will be issued warrants to purchase an aggregate of 8,888,888 shares of Common Stock. The exercise price of these Warrants is $0.225 per share. The Series C Preferred Stock issued in connection with the Financing is convertible into Common Stock at an initial conversion price of $0.0225 per share. The conversion price of the Series C Preferred Stock and the exercise price for the Warrants were negotiated between the Company and Phoenix on behalf of the Investors.

        Consummation of the transactions under the Purchase Agreement is subject to certain conditions, including (i) the representations and warranties in the Purchase Agreement being true and correct as of the closing date; (ii) a minimum of 1,500,000 shares of Series C Preferred Stock being purchased by the Investors; (iii) no event causing a material adverse effect on the Company's business having occurred since December 31, 2010; and (iv) the requisite stockholders of the Company having approved the Amendment. Under the Purchase Agreement, the Company agreed to indemnify the Investors for breaches of representations and warranties.

        If the Financing is consummated, the Company and the Investors will enter into a Registration Rights Agreement pursuant to which the Company will be obligated to file a registration statement on the appropriate form with the Securities and Exchange Commission within 45 days of written notice from holders of at least one-third of the outstanding shares of Series C Preferred Stock with respect to such shares of Series C Preferred Stock and all shares of Common Stock issuable upon (i) conversion of such shares of Series C Preferred Stock and (ii) exercise of any outstanding Warrants held by such holders, subject to the limitations of applicable law and provided that the fair market value of the securities to be registered pursuant to the demand equals at least $1,000,000. The Company is obligated to use its best efforts to cause the registration statement to be declared effective and will bear all expenses incurred in preparation and filing of the registration statement. The holders of Series C Preferred Stock will have up to three demand registrations on Form S-1 or any successor thereof and up to four demand registrations on Form S-3 or any successor thereof. In addition, Phoenix, Mr. Engmann and the other Investors have piggy-back registration rights pursuant to which they may include registrable securities held by them in any subsequent registration of securities by the Company, subject to certain conditions.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of December 8, 2010 with respect to the beneficial ownership of (i) any person known to be the beneficial owner of more than 5% of any class of voting securities of the Company, (ii) each director of the Company, (iii) each of the current executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table (i) each person has sole voting and investment power with respect to all shares attributable to such person and (ii) each person's address is c/o Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065-1413.

	Common Stock		Series A-1 Preferred Stock		Series B Preferred Stock
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(1)	Number of Shares(2)	Percent of Class(2)	Number of Shares(3)	Percent of Class(3)
Philip S. Sassower(4)	158,957,705	55.5%	—	—	4,778,520	58.5%
Andrea Goren(5)	158,976,705	55.5%	—	—	4,778,520	58.5%
Francis J. Elenio	—	*	—	—	—	—
Kurt Amundson(6)	75,000	*	—	—	—	—
David E. Welch(7)	225,000	*	—	—	—	—
William Keiper	—	*	—	—	—	—
All directors and executive officers as a group (6 persons)(8)	159,276,705	55.6%	—	—	4,778,520	58.5%
5% Shareholders
Phoenix Venture Fund LLC(9)	158,957,705	55.5%	—	—	4,778,520	58.5%
Michael W. Engmann(10)	39,639,884	17.8%	567,539	71.2%	1,340,294	16.4%

*
Less than 1%.

(1)
Shares of Common Stock beneficially owned and the respective percentages of beneficial ownership of Common Stock assumes the exercise or conversion of all options, warrants and other securities convertible into Common Stock, including shares of Series A-1 Preferred Stock and Series B Preferred Stock, beneficially owned by such person or entity currently exercisable or exercisable within 60 days of December 8, 2010. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days of December 8, 2010, or securities convertible into Common Stock within 60 days of December 8, 2010 are deemed outstanding and held by the holder of such shares of Common Stock, options, warrants, or other convertible securities, including shares of Series A-1 Preferred Stock and Series B Preferred Stock, for purposes of computing the percentage of outstanding Common Stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding Common Stock beneficially owned by any other person. The percentage of beneficial ownership of Common Stock beneficially owned is based on 192,418,565 shares of Common Stock, 797,235 shares of Series A-1 Preferred Stock, and 8,174,510 shares of Series B Preferred Stock outstanding as of December 8, 2010. Each outstanding share of Series A-1 Preferred Stock is presently convertible into 7.1429 shares of Common Stock. Each outstanding share of Series B Preferred Stock is presently convertible into 16.6667 shares of Common Stock. The shares of Common Stock beneficially owned and the respective percentages of beneficial ownership of Common Stock stated in these columns assume conversion of shares of Series A-1 Preferred Stock and Series B Preferred Stock at these ratios.

(2)
Each outstanding share of Series A-1 Preferred Stock is presently convertible into 7.1429 shares of Common Stock. The shares of Series A-1 Preferred Stock beneficially owned and the respective percentages of beneficial ownership of Series A-1 Preferred Stock stated in these columns reflect ownership of shares of Series A-1 Preferred Stock, and not shares of Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock at this ratio. The percentage of beneficial ownership of Series A-1 Preferred Stock beneficially owned is based on 797,235 shares of Series A-1 Preferred Stock outstanding as of December 8, 2010.

(3)
Each outstanding share of Series B Preferred Stock is presently convertible into 16.6667 shares of Common Stock. The shares of Series B Preferred Stock beneficially owned and the respective percentages of beneficial ownership of Series B Preferred Stock stated in these columns reflect ownership of shares of Series B Preferred Stock, and not shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock at this ratio. The percentage of beneficial ownership of Series B Preferred Stock beneficially owned is based on 8,174,510 shares of Series B Preferred Stock outstanding as of December 8, 2010.

(4)
Includes shares of Common Stock beneficially owned by Phoenix. Please see footnote 9 below for information concerning shares of Common Stock beneficially owned by Phoenix. Along with Mr. Goren, Mr. Sassower is the co-manager of SG Phoenix Ventures LLC, which has the shared power to vote and dispose of the shares of Common Stock held by Phoenix and, accordingly, Mr. Sassower may be deemed to be the beneficial owner of the shares owned by Phoenix. SG Phoenix Ventures LLC, Mr. Goren and Mr. Sassower each disclaim beneficial ownership of the shares owned by Phoenix, except to the extent of their respective pecuniary interests therein. Mr. Sassower's address is 110 East 59th Street, Suite 1901, New York, NY 10022. Does not include shares issuable in connection with the Financing.

(5)
Includes shares of Common Stock beneficially owned by Phoenix. Please see footnote 9 below for information concerning shares of Common Stock beneficially owned by Phoenix. Along with Mr. Sassower, Mr. Goren is the co-manager of SG Phoenix Ventures LLC, which has the shared power to vote and dispose of the shares of Common Stock held by Phoenix and, accordingly, Mr. Goren may be deemed to be the beneficial owner of the shares owned by Phoenix. SG Phoenix Ventures LLC, Mr. Goren and Mr. Sassower each disclaim beneficial ownership of the shares owned by Phoenix, except to the extent of their respective pecuniary interests therein. In addition to the shares beneficially owned by Phoenix, Mr. Goren beneficially owns 19,000 shares of Common Stock. Mr. Goren's address is 110 East 59th Street, Suite 1901, New York, NY 10022. Does not include shares issuable in connection with the Financing.

(6)
Represents 75,000 shares issuable upon the exercise of options exercisable within 60 days of December 8, 2010.

(7)
Represents 225,000 shares issuable upon the exercise of options exercisable within 60 days of December 8, 2010.

(8)
Includes shares of Common Stock beneficially owned by Phoenix. Please see footnote 9 below for information concerning shares of Common Stock beneficially owned by Phoenix. Mr. Sassower and Mr. Goren are the co-managers of SG Phoenix Ventures LLC, which has the shared power to vote and dispose of the shares of Common Stock held by Phoenix and, accordingly, Mr. Sassower and Mr. Goren may be deemed to be the beneficial owner of the shares owned by Phoenix. SG Phoenix Ventures LLC, Mr. Sassower and Mr. Goren each disclaim beneficial ownership of the shares owned by Phoenix, except to the extent of their respective pecuniary interests therein. The amount stated above includes 3,907,932 shares issuable upon the exercise of options within 60 days of December 8, 2010. The amount stated above does not include shares issuable in connection with the Financing.

(9)
Represents (a) 65,076,054 shares held by Phoenix Venture Fund LLC ("Phoenix"), (b) an aggregate of 14,239,651 shares issuable upon the exercise of warrants beneficially owned by Phoenix, of which an aggregate of 10,215,237 shares are issuable upon exercise of warrants held by Phoenix and 4,024,414 shares are issuable upon exercise of a warrant held by SG Phoenix LLC, and (c) 79,642,000 shares of Common Stock issuable upon the conversion of 4,778,520 shares of Series B Preferred Stock beneficially owned by Phoenix. SG Phoenix Ventures LLC is the Managing Member of Phoenix, with the power to vote and dispose of the shares of Common Stock held by Phoenix. Accordingly, SG Phoenix Ventures LLC may be deemed to be the beneficial owner of such shares. Philip S. Sassower and Andrea Goren are the co-managers of SG Phoenix Ventures LLC, have the shared power to vote and dispose of the shares of Common Stock held by Phoenix and, as such, may be deemed to be the beneficial owners of the shares owned by Phoenix. SG Phoenix Ventures LLC, Mr. Goren and Mr. Sassower each disclaim beneficial ownership of the shares owned by Phoenix, except to the extent of their respective pecuniary interests therein. Phoenix holds outstanding warrants to purchase 10,215,237 shares of Common Stock at $0.06 per share. SG Phoenix LLC holds outstanding warrants to purchase 4,024,414 shares of Common Stock at $0.06 per share. Each share of Series B Preferred Stock held Phoenix is presently convertible into 16.6667 shares of Common Stock at a conversion price of $0.06 per share. The address of Phoenix is 110 East 59th Street, Suite 1901, New York, NY 10022. Does not include shares issuable in connection with the Financing.

(10)
Represents (a) 8,852,853 shares beneficially owned by Mr. Engmann, of which 585,808 are held by MDNH Partners, L.P. and 1,171,617 are held by KENDU Partners Company, (b) an aggregate of 4,394,949 shares issuable upon exercise of warrants beneficially owned by Mr. Engmann, of which 1,749,076 shares are issuable upon exercise of warrants held by MDNH Partners, L.P. and 150,435 shares are issuable upon exercise of warrants held by KENDU Partners Company, (c) 4,053,849 shares of Common Stock issuable upon the conversion of shares of Series A-1 Preferred Stock beneficially owned by Mr. Engmann, of which 1,230,521 are issuable to MDNH Partners, L.P. and 2,789,207 are issuable to KENDU Partners Company, and (d) 22,338,233 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock beneficially owned by Mr. Engmann, of which 5,182,483 are issuable to MDNH Partners, L.P. and 1,860,033 are issuable to KENDU Partners Company. Mr. Engmann holds outstanding warrants to purchase 2,495,438 shares of Common Stock at $0.06 per share. MDNH Partners, L.P. holds outstanding warrants to purchase 1,749,076 shares of Common Stock at $0.06 per share. KENDU Partners Company holds outstanding warrants to purchase 150,435 shares of Common Stock at $0.06 per share. Each share of Series A-1 Preferred Stock held by Mr. Engmann, MDNH Partners, L.P. and KENDU Partners Company is presently convertible into 7.1429 shares of Common Stock at a conversion price of $0.14 per share. Mr. Engmann holds 4,777 shares of Series A-1 Preferred Stock, MDNH Partners, L.P. holds 172,273 shares of Series A-1 Preferred Stock and KENDU Partners Company holds 390,489 shares of Series A-1 Preferred Stock. Each share of Series B Preferred Stock held by Mr. Engmann, MDNH Partners, L.P. and KENDU Partners Company is presently convertible into 16.6667 shares of Common Stock at a conversion price of $0.06 per share. Mr. Engmann holds 917,743 shares of Series B Preferred Stock, MDNH Partners, L.P. holds 310,949 shares of Series B Preferred Stock and KENDU Partners Company holds 111,602 shares of Series B Preferred Stock. Mr. Engmann's address is 220 Bush Street, No. 660, San Francisco, CA 94104. Does not include shares issuable in connection with the Financing.

 STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        To be considered for inclusion in the Proxy Statement relating to next year's annual meeting, a stockholder proposal must be received at our principal executive offices no later than March 18, 2011, which is the 120th day preceding the anniversary of the date on which the Company mailed its proxy materials to stockholders for the 2010 Annual Meeting. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to the Secretary, Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065. If the date of the next annual meeting is changed by more than 30 days from the anniversary of this year's annual meeting, then, to be considered for inclusion in the Proxy Statement relating to next year's annual meeting, notice of a stockholder proposal will need to be received by the Company in a reasonable amount of time before the Company begins to print and send its proxy materials.

Other Stockholder Proposals

        If a stockholder wishes to present a stockholder proposal at our next annual meeting that is not intended to be included in the Proxy Statement, the stockholder must provide the information required by our Bylaws and give timely notice to our corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary not later than 60 days nor more than 90 days prior to next year's annual meeting. In the event, however, that notice of next year's annual meeting is given by the Company less than 60 days prior to next year's annual meeting, then notice must be received from the stockholder by the Secretary not later than the close of business on the 15th day following the date on which notice of next year's annual meeting of the stockholders was mailed, which will be the date of next year's Proxy Statement. Notices of intention to present proposals at the next annual meeting should be addressed to the Secretary, Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065.

FORWARD-LOOKING STATEMENTS

        From time to time, we may provide information, whether orally or in writing, including certain statements in this Consent Statement, which are deemed to be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

        The words "believe," "plan," "expect," "intend," "anticipate," "estimate," "may," "will," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended or using other similar expressions. We do not intend to update these forward-looking statements, except as required by law.

        In accordance with the provisions of the Litigation Reform Act, we are making you aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this Consent Statement and other public statements we make. Such factors are discussed in the "Risk Factors" section of our Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K with the U.S. Securities and Exchange Commission, which we refer to as the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where our reports, proxy and information statements and other information regarding our Company may be obtained free of charge.

        In the event that there are any questions about the giving of written consent with respect to the corporate action proposed herein, or further assistance or information is required, please contact us by telephone, facsimile or mail at the telephone number, facsimile number or address listed above.

By Order of the Board of Directors,
Craig Hutchison Vice President and Assistant Treasurer

December     , 2010

 APPENDIX A

COMMUNICATION INTELLIGENCE CORPORATION

CERTIFICATE OF AMENDMENT

A-1

 CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMMUNICATION INTELLIGENCE CORPORATION

        It is hereby certified that:

        1.     The name of the corporation is Communication Intelligence Corporation (hereinafter called the "Corporation").

        2.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking paragraph (a) of Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

    "FOURTH:    The total number of shares which the Corporation shall have authority to issue is 1,074,500,000 of which 1,050,000,000 shares shall be Common Stock, par value $0.01 per share, and 24,500,000 shares shall be Preferred Stock, par value $0.01 per share, of which 2,000,000 shares are designated as Series A-1 Preferred Stock, 14,000,000 shares are designated Series B Preferred Stock and 4,100,000 shares are designated Series C Preferred Stock."

        The balance of Article Fourth shall remain unchanged.

        3.     This Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        4.     This Certificate of Amendment shall be effective as of the date of filing with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Craig Hutchison, its Vice President and Assistant Treasurer, this [    •    ] day of December, 2010.

COMMUNICATION INTELLIGENCE CORPORATION
By:
	Name:	Craig Hutchison
	Title:	Vice President and Assistant Treasurer

A-2

 APPENDIX B

COMMUNICATION INTELLIGENCE CORPORATION

SERIES C CERTIFICATE OF DESIGNATION

 CERTIFICATE OF DESIGNATION
OF
SERIES C PARTICIPATING CONVERTIBLE PREFERRED STOCK
OF
COMMUNICATION INTELLIGENCE CORPORATION

Pursuant to Section 151 of the
Delaware General Corporation Law

        The undersigned, Craig Hutchison, hereby certifies that:

           I.  He is the duly elected and acting Vice President and Assistant Treasurer of Communication Intelligence Corporation, a Delaware corporation (the "Company").

          II.  The Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes Twenty-four Million Five Hundred Thousand (24,500,000) shares of preferred stock, par value $0.01 per share.

        III.  The following is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Company (the "Board of Directors") at a meeting on December 7, 2010, which constituted all requisite actions on the part of the Company with respect to the authorization of the filing of this Certificate of Designation (this "Certificate of Designation").

RESOLUTIONS

        WHEREAS, the Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series by filing a certificate pursuant to Article Fourth of the Certificate of Incorporation and the applicable law of the State of Delaware, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series; and

        WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, powers, preferences, privileges and the qualifications, limitations and restrictions of such series.

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, powers, preferences, privileges and the qualifications, limitations and restrictions relating to such series as follows:

        1.    Designation and Number.    The shares of such series shall be designated as the Series C Participating Convertible Preferred Stock with a par value of $0.01 per share (the "Series C Preferred Stock"). The number of shares initially constituting the Series C Preferred Stock shall be Four Million One Hundred Thousand (4,100,000).

        2.    Board of Directors.    So long as at least 1,609,766 (i.e., 20% of the originally issued) shares of Series B Preferred Stock remain outstanding, (i) the number of directors of the Company shall be set at five (5), except as otherwise agreed to by Phoenix and the Required Holders; and (ii) Phoenix shall be entitled to nominate two (2) individuals to serve as directors and the Required Holders shall be entitled to nominate one (1) individual to serve as a director. So long as at least 1,609,766 (i.e., 20% of the originally issued) shares of Series B Preferred Stock remain outstanding, at each meeting of the Company stockholders held for the election of directors, or upon the taking of a written consent of stockholders for such purpose: (a) the Required Holders shall have the right, voting separately as a class (to the exclusion of all other classes or series of the Company's capital stock), to elect the two (2) individuals designated by Phoenix and the one (1) individual designated by the Required Holders, who shall be independent under applicable Nasdaq and SEC rules, to serve on the Board of Directors (collectively, the "Preferred Directors"), and (b) the remaining two (2) directors of the Company, each of whom shall be independent under applicable Nasdaq and SEC rules, shall be elected by the holders of Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the "Remaining Directors"). Any Preferred Director elected pursuant to this Section 2 may be removed at any time without cause by, and only by, the affirmative vote, given at a meeting or by written consent, of the holders who designated or nominated such director. The Remaining Directors may be removed at any time without cause by the affirmative vote, given at a meeting or by written consent, of the holders of the Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any Preferred Director shall only be filled by the holders of Series B Preferred Stock and Series C Preferred Stock who designated or nominated such director. The Preferred Directors shall be entitled to reimbursement from the Company for all costs and expenses in attending any meetings of the Board of Directors or any committee thereof. For purposes hereof, "originally issued" means all of the shares of Series B Preferred Stock issued on August 5, 2010.

        3.    Dividends.

          (a)   For so long as shares of Series C Preferred Stock are outstanding, the holders of each share of the Series C Preferred Stock in preference to all other holders of capital stock of the Company, including the holders of shares of Series B Preferred Stock, Series A-1 Preferred Stock, Common Stock and any other junior stock, shall be entitled, from and after the date of issuance of such share, to receive, and shall be paid quarterly in arrears on the last day of each calendar quarter (beginning on March 31, 2011) in cash out of funds legally available therefor, cumulative dividends which shall accrue regardless of whether they are declared by the Board, of an amount equal to 10.00% per share (as adjusted for any stock dividends, stock splits, combinations, recapitalizations involving equity securities of the Company, reclassifications or other similar events involving a change with respect to the Series C Preferred Stock) per annum with respect to each share of the Series C Preferred Stock; provided, however, that such dividend may, at the option of the Company, be paid to the holders of Series C Preferred Stock in shares of Series C Preferred Stock in the amount of such dividend on a one (1) share of Series C Preferred Stock per one dollar ($1.00) basis (as adjusted for any stock issuances, stock dividends, stock splits, combinations, recapitalizations involving equity securities of the Company, reclassifications or other similar events involving a change with respect to the Conversion Price of the Series C Preferred Stock). After full payment to holders of Series C Preferred Stock of the dividends described above, the Company may make dividend payments to holders of Series B Preferred Stock in accordance with the provisions of the Amended and Restated Certificate of Designation (Series B) and Series A-1 Preferred Stock in accordance with the provisions of the Second Amended and Restated Certificate of Designation (Series A-1), but, in each case, only the extent required pursuant to the terms thereof.

          (b)   In case the Company shall at any time, or from time to time, declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of a dividend, distribution or spin-off) on its Common Stock, other than a distribution made in compliance with the provisions of Section 4, the holders of the Series C Preferred Stock shall be entitled, in addition to any cumulative dividends to which the Series C Preferred Stock may be entitled under Section 3(a) above, to receive from the Company with respect to each share of Series C Preferred Stock held, any dividend or distribution that would be received by a holder of the number of shares (including fractional shares) of Common Stock into which such Series C Preferred Stock is convertible on the record date for such dividend or distribution, with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share. Any such dividend or distribution shall be declared, ordered, paid and made at the same time such dividend or distribution is declared, ordered, paid and made on the Common Stock. No dividend or distribution shall be declared, ordered, paid or made on the Common Stock unless the dividend or distribution on the Series C Preferred Stock provided for by this paragraph shall be declared, ordered, paid or made at the same time.

          (c)   The Board of Directors may fix a record date for the determination of holders of shares of Common Stock or the Series C Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days and no less than ten (10) days prior to the date fixed for the payment thereof.

        4.    Liquidation, Dissolution or Winding Up.

          (a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a "Liquidation Event"), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, on a preferred basis prior and in preference to any distribution to any other holders of capital stock of the Company, including the holders of Series B Preferred Stock, Series A-1 Preferred Stock, Common Stock or any other junior stock of the Company, an amount per share of Series C Preferred Stock equal to 1.5 times the Original Issue Price (as adjusted for any stock splits, combinations, recapitalizations involving equity securities of the Company, reclassifications of other similar events involving a change with respect to the Series C Preferred Stock), plus any accrued but unpaid dividends on the Series C Preferred Stock. If upon any such Liquidation Event, the remaining assets of the Company available for distribution to the Company's stockholders shall be insufficient to pay the holders of shares of the Series C Preferred Stock the full amount to which they shall be entitled pursuant to this Section 4(a) , the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of such shares of Series C Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (b)   After the payment of all preferential amounts required to be paid pursuant to Section 4(a), if assets and funds remain in the Company, they shall be distributed to the holders of Series B Preferred Stock pursuant to the Amended and Restated Certificate of Designation (Series B) and then to holders of Series A-1 Preferred Stock (unless the holders of Series A-1 Preferred elects to receive any distributions under Section 4 on an as-converted to Common Stock basis pursuant to Section 4(a) of the Second Amended and Restated Certificate of Designation (Series A-1)) and any other class of stock junior thereto, other than Common Stock with respect to any liquidation preference payable to such holders.

          (c)   After the payment of all preferential amounts required to be paid pursuant to Section 4(a) and Section 4(b), if assets and funds remain in the Company, they shall be distributed ratably, on an as-converted to Common Stock basis, to the holders of Common Stock, the holders of Series A-1 Preferred Stock who have so elected to receive distributions on an as-converted to Common Stock basis pursuant to Section 4(a) of the Second Amended and Restated Certificate of Designation (Series A-1), the holders of Series B Preferred Stock and the holders of Series C Preferred Stock.

          (d)   If the amount to be distributed to the holders of Series C Preferred Stock upon any Liquidation Event shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Company and the Required

  Series C Holders; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure. The holders of shares of Series C Preferred Stock shall share ratably in any distribution pursuant to this Section 4, whether in cash, amounts other than cash or a combination of both.

          (e)   The Company shall mail written notice of a Liquidation Event to each holder of record of Series C Preferred Stock at least thirty (30) days prior to the date for payment or distribution to stockholders stated in the Company's notice.

          (f)    A sale, lease, conveyance, exclusive license or disposition of all or a significant portion of the capital stock or assets of the Company or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving the Company or a subsidiary thereof) in which the Company's stockholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity (a "Transaction"), shall be deemed to be a Liquidation Event, unless the Required Series C Holders elect, by a vote or written consent that such Transaction shall not be treated as a Liquidation Event; provided, however, that each holder of Series C Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 6(a) or other applicable conversion provisions in lieu of receiving payment in a Liquidation Event; and provided, further, that shares of the surviving entity held by holders of the capital stock of the Company acquired by means other than the Transaction shall not be used in determining if the shareholders of the Company own a majority of the voting power of the surviving entity, but shall be used for determining the total outstanding voting power of such entity.

        5.    Voting.    Each holder of Series C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible on the record date for the vote on such matter (as adjusted from time to time pursuant to Section 6 hereof and without regard as to whether sufficient shares of Common Stock are available out of the Company's authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock) at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Holders of Series C Preferred Stock shall be entitled to notice of any meeting of stockholders and, except as otherwise provided herein or otherwise required by law, vote together with the holders of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock (on an as-converted basis) as a single class.

        6.    Conversion.    The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert.    Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (a) the Original Issue Price plus (b) all accrued and unpaid dividends thereon by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be equal to $0.0225 per share and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided in Section 6(e) below.

          (b)    Automatic Conversion.    Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such shares immediately upon the date specified by written consent or agreement of the Required Series C Holders.

          (c)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          (d)    Mechanics of Conversion.

              (i)  Except pursuant to an automatic conversion under Section 6(b), in order for a holder of Series C Preferred Stock to convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). The Company shall, as soon as practicable (but no later than five (5) business days) after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. On the Conversion Date, each holder of record of shares of Series C Preferred Stock surrendered for conversion shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Series C Preferred Stock, notwithstanding that the certificates representing such shares of Series C Preferred Stock shall not have been surrendered at the office of the Company or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

             (ii)  The Company shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price, as applicable.

            (iii)  Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion (but such dividends shall be reflected in the calculation of the number of shares of Common Stock issuable upon such conversion in accordance with Section 6(a)).

            (iv)  All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid on the Series C Preferred Stock. Any shares of Series C Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

             (v)  The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 6. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered.

          (e)    Conversion Price Adjustments.    The Conversion Price of the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

              (i)  Adjustment for Certain Dilutive Issuances.    (A) If the Company shall at any time, or from time to time, after the Issue Date, issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted in accordance with the following formula:

CP2	=	(CP1 * (A+B)) / (A+C)
CP2	=	Series C Conversion Price in effect immediately after new issue
CP1	=	Series C Conversion Price in effect immediately prior to new issue
A	=	Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all outstanding shares of Common Stock, all outstanding shares of preferred stock on an as-converted basis, and all outstanding options, warrants and other securities convertible into or exchangeable for shares of Common Stock on an as-exercised basis; and does not include any convertible securities converting into this round of financing)
B	=	Aggregate consideration received by the Company with respect to the new issue divided by CP1
C	=	Number of shares of stock issued in the subject transaction

              (B)  No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (4), no adjustment of such Conversion Price pursuant to this subsection 6(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment; provided, however, that notwithstanding the foregoing, no increase to the Conversion Price caused by subsections (E)(3) and (4) shall result in the Conversion Price exceeding $0.0225.

              (C)  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

              (D)  In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

              (E)  In the case of the issuance (whether before, on or after the applicable Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 6(e)(i):

                (1)   The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 6(e)(i)(C) and (D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                (2)   The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 6(e)(i)(C) and (D)).

                (3)   In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                (4)   Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                (5)   The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 6(e)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 6(e)(i)(E)(3) or (4).

             (ii)  "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 6(e)(i)(E)) by the Company after the Issue Date other than:

              (A)  shares of Common Stock issued pursuant to a transaction described in subsection 6(e)(iii) hereof;

              (B)  shares of Common Stock issued upon the conversion of any warrant or option outstanding on the date hereof;

              (C)  shares of Common Stock issuable or issued to employees, consultants, officers, or directors of the Company directly or pursuant to a stock option plan, restricted stock plan, stock incentive plan or other employee benefit plan existing on the Issue Date or otherwise approved by the Board of Directors of the Company (including a majority of the Preferred Directors;

              (D)  shares of Common Stock issued upon conversion of shares of Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; or

              (E)  securities issued as a dividend or distribution on Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in accordance with the terms of this Certificate of Designation.

            (iii)  Adjustment for Stock Splits and Combinations.    If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (iv)  Adjustment for Certain Dividends and Distributions.    In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price, as applicable, then in effect by a fraction:

              (A)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

              (B)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

    provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

             (v)  Adjustment for Reclassification, Exchange, or Substitution.    If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (vi)  Adjustment for Merger or Reorganization, etc.    If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company, other than as provided in Section 4(f), in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transactions covered by subsections 6(e)(iii), (iv) and (v)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series C Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

           (vii)  Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock, if any, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series C Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred Stock.

          (viii)  Notice of Record Date.    In the event:

              (A)  that the Company issues or plans to issue any shares of Common Stock;

              (B)  that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

              (C)  that the Company subdivides or combines its outstanding shares of Common Stock;

              (D)  of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger of the Company into or with another Person, or of the sale of all or substantially all of the assets of the Company; or

              (E)  of a Liquidation Event;

    then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series C Preferred Stock, and shall cause to be mailed to the holders of the Series C Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten (10) days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

              (A)  the record date of such issuance, dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such issuance, dividend, distribution, subdivision or combination are to be determined, or

              (B)  the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

        7.    Protective Provisions.    So long as 20% of the originally issued shares of Series C Preferred Stock are outstanding, in addition to any other vote or approval required under the Company's Certificate of Incorporation or By-laws, the Company will not, and will not permit any Subsidiary to, without the written consent of the Required Series C Holders, either directly or indirectly, by amendment, reclassification, merger, consolidation, reorganization or otherwise:

          (a)   liquidate, dissolve or wind-up the business and affairs of the Company or any Subsidiary, or effect any Transaction or consent to any of the foregoing;

          (b)   amend, alter, or repeal any provision of the Certificate of Incorporation or By-laws of the Company;

          (c)   authorize, create, designate or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series C Preferred Stock (including without limitation, debt that is convertible into capital stock and redeemable preferred stock that is not treated as Common Stock for tax purposes) or, other than the issuance of shares of Common Stock on exercise or conversion of securities outstanding on the Issue Date, issue any shares of Common Stock or securities convertible into or exercisable (directly or indirectly) for Common Stock if at such time (or after giving affect to such issuance) the Company does not have sufficient shares of Common Stock available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock into Common Stock and the exercise and conversion of all other securities convertible or exercisable (directly or indirectly) for Common Stock;

          (d)   increase or decrease the number of authorized shares of Series C Preferred Stock or of any additional class or series of capital stock;

          (e)   reclassify, alter or amend any existing security that is junior to or on parity with the Series C Preferred Stock;

          (f)    purchase or redeem, or declare or pay any dividends on, any capital stock or securities convertible or exchangeable into shares of capital stock, other than dividends required to be paid pursuant to the terms of this Certificate of Designation, the Amended and Restated Certificate of Designation (Series B) or the Second Amended and Restated Certificate of Designation (Series A-1);

          (g)   incur any indebtedness, including capital leases, other than trade payables incurred in the ordinary course of business;

          (h)   create or hold capital stock in any Subsidiary that is not a wholly-owned Subsidiary of the Company or dispose of any Subsidiary stock or all or a significant portion of any Subsidiary assets;

          (i)    increase or decrease the size of the Board of Directors of the Company;

          (j)    make any material alteration to the Company's business plan; or

          (k)   unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, authorize or adopt any stock option plan, restricted stock plan, stock incentive plan or other employee benefit plan or increase the number of shares of Common Stock issuable under any such plan in effect on the Issue Date.

        For purposes hereof, originally issued means all of the shares of Series C Preferred Stock issued in accordance with the terms of Purchase Agreement on the Issue Date.

        8.    Preemptive Rights.    The holders of the Series C Preferred Stock shall have no preemptive rights.

        9.    Redemptions.    The holders of the Series C Preferred Stock shall have no redemption rights.

        10.    Definitions.    The following terms shall have the following respective meanings:

          "Affiliate" means, with respect to any Person (as defined herein), any (x) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (y) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Amended and Restated Certificate of Designation (Series B)" means the Company's Amended and Restated Certificate of Designation of Series B Participating Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series B Preferred Stock.

          "Appraisal Procedure" means the following procedure to determine fair market value of any security or other property (in either case, the "valuation amount"). If the Required Series C Holders and the Company are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be unaffiliated with each of the Company and the Required Series C Holders and shall be reasonably acceptable to the Board of Directors and the Required Series C Holders. If the Board of Directors and the Required Series C Holders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of appointment) from a list, jointly prepared by the Required Series C Holders and the Board of Directors, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the Required Series C Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the Required Series C Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Company and the Required Series C Holders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

          "Board of Directors" has the meaning set forth in Article III above.

          "Certificate of Designation" has the meaning set forth in Article III above.

          "Certificate of Incorporation" has the meaning set forth in Article II above.

          "Common Stock" means the common stock, par value $0.01 per share, of the Company.

          "Company" has the meaning set forth in Article I above.

          "Conversion Date" has the meaning set forth in Section 6(d)(i) above.

          "Conversion Price" has the meaning set forth in Section 6(a) above.

          "Conversion Rights" has the meaning set forth in Section 6 above.

          "Equity Security" shall mean any capital stock (including the Common Stock) of the Company, whether now authorized or not, or any options, warrants or rights to purchase capital stock, or any securities of any type whatsoever that are, or may become, convertible or exchangeable into capital stock.

          "Issue Date" means, with respect to each share of the Series C Preferred Stock, the date on which such share of Series C Preferred Stock was issued.

          "Liquidation Event" has the meaning set forth in Section 4(a) above.

          "New Securities" means any Equity Securities issued after the date hereof; provided, however, that such term shall not include securities listed in subsection 6(e)(ii)(A) - (E) hereof or any shares of capital stock issued upon exercise or conversion of any options, warrants or other securities convertible into shares of Common Stock outstanding on the Issue Date.

          "Original Issue Price" means $1.00 per share of Series C Preferred Stock.

          "Person" means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

          "Phoenix" means Phoenix Venture Fund LLC, a Delaware limited liability company.

          "Preferred Directors" has the meaning set forth in Section 2(a) above.

          "Purchase Agreement" means the Series C Preferred Stock Purchase Agreement, dated as of December 9, 2010, by and between the Company, Phoenix and the parties listed on the signature pages thereto

          "Remaining Directors" has the meaning set forth in Section 2(a) above.

          "Required Holders" means holders representing a majority of the then outstanding aggregate shares of Series B Preferred Stock and Series C Preferred Stock.

          "Required Series C Holders" means holders representing a majority of the then outstanding shares of Series C Preferred Stock.

          "Second Amended and Restated Certificate of Designation (Series A-1)" means the Company's Second Amended and Restated Certificate of Designation of Series A-1 Cumulative Convertible Preferred Stock dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series A-1 Preferred Stock.

          "Series A-1 Preferred Stock" means the Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company provided for pursuant to the Second Amended and Restated Certificate of Designation (Series A-1) dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series A-1 Preferred Stock.

          "Series B Preferred Stock" means the Series B Participating Convertible Preferred Stock, par value $0.01 per share, of the Company provided for pursuant to the Amended and Restated Certificate of Designation dated on or about the date hereof filed with the Secretary of State of Delaware setting forth the rights, preferences and privileges of the Series B Preferred Stock.

          "Series C Preferred Stock" has the meaning set forth in Section 1 above.

          "Subsidiary" means any Person of which the Company directly or indirectly owns at the time 50% or more of the outstanding equity interests that represent (a) 50% of the voting power, (b) 50% of the economic power, or (c) control of the board of directors or similar governing body of such Person.

[Remainder of this Page Intentionally Left Blank]

        IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Company by its Vice President and Assistant Treasurer as of December [    •    ], 2010.

COMMUNICATION INTELLIGENCE CORPORATION
By:
	Name:	Craig Hutchison
	Title:	Vice President and Assistant Treasurer

APPENDIX C

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the Company's unaudited condensed consolidated financial statements and the notes thereto as of December 31, 2009 and September 30, 2010, respectively, and for the nine-month periods ended September 30, 2010 and 2009 and audited consolidated financial statements and the notes thereto for each of the years in the two-year period ended December 31, 2009 and 2008 included elsewhere in this Consent Statement. Unless otherwise stated, all amounts in this Appendix C are stated in thousands ("000s").

Overview

        The Company is a leading supplier of electronic signature solutions for business process automation serving primarily the financial services industry and is the acknowledged leader in biometric signature verification technology. Its products enable companies to achieve secure paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms.

        The Company was incorporated in Delaware in October 1986. Except for the year ended December 31, 2004, in each year since its inception the Company has incurred losses. For the five-year period ended December 31, 2009, net losses aggregated approximately $12.8 million and at December 31, 2009, the Company's accumulated deficit was approximately $103.2 million. At September 30, 2010, its accumulated deficit was approximately $107.6 million.

        Total revenue of $583 for the nine months ended September 30, 2010 decreased $944 or 62%, compared to revenues of $1,527 in the corresponding prior year period.

        Total revenues for the three months ended September 30, 2010 decreased $713 or 81%, to $164 compared to revenues of $877 in the corresponding prior year period.

        The operating loss for the three months ended September 30, 2010, before interest expense, amortization of the loan discount and deferred financing cost and change in derivative liability, was $1,046 compared to $365 in the prior year, an increase of 187%. The increase in the loss from operations is due to the decrease in revenues for the comparable three month periods. The Company's net loss applicable to common stockholders for the three month period ended September 30, 2010 was $1,237 compared to a net loss of $2,575, for the corresponding prior year period. Non-operating expense for the three months ended September 30, 2010 was $191, a decrease of $2,019, compared to $2,210 for the corresponding prior year period. This decrease is primarily attributable to a non-cash $1,529 loss related to the derivative liability resulting from an increase in the market price of the Company's common shares from June 30, 2009 through September 30, 2009.

        The operating loss for the nine months ended September 30, 2010, before interest expense, amortization of the loan discount and deferred financing cost and change in derivative liability, was $3,098 compared to $1,947 in the prior year. The increase in the loss from operations is due primarily to the $944 or 62% decrease in revenues and an increase of $260 or 9% in operating expense for the comparable nine month periods. The net loss for the nine months ended September 30, 2010 was $4,549, compared with a net loss of $6,678 in the prior year period. The decrease in the net loss is due primarily to the decrease in the non-cash loss on derivative liabilities. Cost of sales decreased 8% or $53 and operating expenses increased approximately $260, for the nine months ended September 30, 2010, compared to the prior year period. The decrease in cost of sales was due to a reduction in development contract revenue related to meeting customer specific requirements associated with integration of our standard products into customer systems. The increase in operating expenses is primarily due to increased head count in sales and marketing and expenses related to the preparation of the Company's 2009 Annual Report and 2010 Proxy compared to the prior year.

Critical Accounting Policies and Estimates

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company's consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in its balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions that are used for, but not limited to, revenue recognition, allowance for doubtful accounts, intangible asset impairments, fair value of financial instruments, software development costs, research and development costs, foreign currency translation and net operating loss carryforwards. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by the Company's management in the preparation of the consolidated financial statements.

        Derivatives:    The Company follows the relevant accounting guidance and records derivative instruments (including certain derivative instruments embedded in other contracts) in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivative's fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company values these derivative securities under the fair value method at the end of each reporting period (quarter), and their value is marked to market at the end of each reporting period with the gain or loss recognition recorded against earnings. The Company continues to revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. The Company utilizes a Black-Scholes option-pricing model to estimate fair value. Key assumptions of the Black-Scholes option-pricing model include applicable volatility rates, risk-free interest rates and the instrument's expected remaining life. These assumptions require significant management judgment.

        Revenue:    Revenue is recognized when earned in accordance with the applicable accounting guidance. The Company recognizes revenue from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company's product to function within the customer's application has been completed and the Company's product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which-ever is longer.

        Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company's products to function within the customer's application has been completed, and the Company has delivered its product according to specifications.

        Maintenance revenue is recorded for post-contract support and upgrades or enhancements, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period whichever is longer. For undelivered elements where objective and reliable evidence of fair value does not exist, revenue is deferred and subsequently recognized when delivery has occurred and when fair value has been determined.

        The allowance for doubtful accounts is based on the Company's assessment of the collectability of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company's historical experience, the Company's estimates of recoverability of amounts due could be affected and the Company would adjust the allowance accordingly.

        Long-lived assets:    The Company performs intangible asset impairment analyses in accordance with applicable accounting guidance. The Company uses the guidance in response to changes in industry and market conditions that affect its patents, the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and tests for impairment at least annually in order to determine whether the book value exceeds the fair value for each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the following additional factors:

  •
  whether there are legal, regulatory or contractual provisions known to the Company that limit the useful life of any patent to less than the assigned useful life;

  •
  whether the Company needs to incur material costs or make modifications in order for it to continue to be able to realize the protection afforded by the patents;

  •
  whether any effects of obsolescence or significant competitive pressure on the Company's current or future products are expected to reduce the anticipated cash flow from the products covered by the patents;

  •
  whether demand for products utilizing the patented technology will diminish, remain stable or increase; and

  •
  whether the current markets for the products based on the patented technology will remain constant or will change over the useful lives assigned to the patents.

        The Company obtained an independent valuation from Strategic Equity Group of the carrying value of its patents as of December 31, 2005. The Company believes that the biometric market potential identified in current year market research has improved over the data used to validate the carrying value of the Company's patents at the end of 2005. Management updated this analysis at December 31, 2009 and believes that that no impairment of the carrying value of the patents exists at December 31, 2009.

        Customer Base:    To date, the Company's eSignature revenue has been derived primarily from financial service industry end-users and from resellers and channel partners serving the financial service industry primarily in North America, the ASEAN Region including China (PRC), and Europe. The Company performs periodic credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been within management's expectations.

        Software Development Costs:    Software development costs are accounted for in accordance with the applicable accounting guidance. Under that guidance, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after technological feasibility has been established and ends upon the release of the product. The annual amortization is the greater of (a) the straight-line amortization over the estimated useful life not to exceed three years or (b) the amount based on the ratio of current revenue to anticipated future revenue. The Company capitalized software development costs of approximately $813 for the years ended December 31, 2009 and 2008, respectively.

        Research and Development Costs:    Research and development costs are charged to expense as incurred.

        Net Operating Loss Carryforwards:    Utilization of the Company's net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal

Revenue Code of 1986 and similar state provisions. As a result, a portion of the Company's net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets at December 31, 2009 of approximately $24 million based upon the Company's history of losses.

        Segments:    The Company reports its financial results in one segment.

Results of Operations—Three and Nine Months ended September 30, 2010 and 2009

Revenue

        Product revenue for the three-month period ended September 30, 2010 decreased 98%, or $675, to $13, compared to revenue of $688 in the prior year period. The decrease in revenue is primarily due to reduced IT spending brought about by the financial meltdown that occurred in 2008 and has continued through the first three quarters of 2010. Maintenance revenue decreased 20%, or $38, for the three-month period ended September 30, 2010 to $151, compared to revenue of $189 in the prior year period. This decrease is primarily due to lower maintenance revenue from four customers that signed multi year contracts at a reduced annual rate.

        Product revenue for the nine months ended September 30, 2010 decreased 89%, or $864, to $104, compared to revenue of $968 in the prior year period. The decrease in revenue is primarily due to the same reasons for the decline in revenue during the three months ended September 30, 2010. Maintenance revenue decreased 14%, or $80, for the nine months ended September 30, 2010 to $479, compared to revenue of $559 in the prior year period. This decrease is primarily due to the reasons stated for the three months ended September 30, 2010.

Cost of Sales

        Cost of sales for the three-month period ended September 30, 2010 decreased $24, or 10%, to $206, compared to $230 in the prior year period. The decrease in cost of sales was due to a reduction in direct engineering costs related to meeting customer specific requirements associated with integration of our standard products into customer systems, which was offset by additional capitalized software development amortization from projects completed since December of the prior year.

        Cost of sales for the nine months ended September 30, 2010 decreased $53, or 8%, to $627, compared to $680 in the prior year period. The decrease in cost of sales was due primarily to a reduction in direct engineering costs related to meeting customer specific requirements associated with integration of our standard products into customer systems, which was offset by increased capitalized software development amortization from projects completed since December of the prior year.

Operating expenses

Research and Development Expenses

        Research and development expenses decreased approximately $29, to $31 for the three months ended September 30, 2010, compared to $60 in the prior year period. Research and development expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. The most significant factor contributing to the $29 decrease was the increase in the amount of software development costs capitalized, as compared to the prior year period. Total expenses, before capitalization of software development costs and other allocations for the three months ended September 30, 2010 was $331, compared to $411 in the prior year period. The decrease in gross research and development expenses is primarily due to the transfer of a sales engineer and related costs from engineering to sales and marketing and the elimination of one senior engineer. Research and development expenses before capitalization of software development costs, as well as the amounts to be capitalized on future product development, are expected to remain at current levels in the near term.

        Research and development expenses increased approximately $151, to $337 for the nine-month period ended September 30, 2010, compared to $186 in the prior year period. Total research and development expenses, before capitalization of software development costs and other allocations for the three months ended September 30, 2010 was $1,019 compared to $1,277 in the prior year period. The change in engineering expense for the nine months is due to the same reasons stated for the three months ended September 30, 2010.

Sales and Marketing Expenses

        Sales and marketing expenses decreased $19, or 5%, to $388 for the three months ended September 30, 2010 compared to $407 in the prior year period. The decrease was primarily due to a reduction in commission expense as a result of lower sales.

        Sales and marketing expenses increased 3%, or $32, to $1,136 for the nine months ended September 30, 2010, compared to $1,104 in the prior year period. The increase was primarily attributable to increases in head count by one senior level sales executive and one sales engineer and professional and recruiting services. These increases were offset by a decrease in other general sales and marketing expenses.

General and Administrative Expenses

        General and administrative expenses increased 7%, or $40, to $585 for the three months ended September 30, 2010, compared to $545 in the prior year period. The increase was primarily due to increases in professional services utilized in the preparation of the 2010 Proxy and expenses relating to the Company's Annual Meeting of Stockholders. This increase was offset by reduced administrative salaries as required by the 2010 conversion of debt and financing agreements, and reductions in other general corporate expenses.

        General and administrative expenses increased 5%, or $77, to $1,581 for the nine months ended September 30, 2010, compared to $1,504 in the prior year period. The increase was primarily due to the same factors discussed above. The Company anticipates that general and administrative expense will remain relatively consistent with the amounts incurred in the prior year in the near term.

Interest expense

        Interest expense, related party decreased 50%, or $48, to $48 for the three months ended September 30, 2010, compared to $96 in the prior year period. The decrease was primarily due to the conversion in August of the Company's short term debt into Series B Preferred Stock. Interest expense-other for the three months ended September 30, 2010 decreased $3, to $1, compared to $4 in the prior year period. The decrease was primarily due to the conversion in August of the Company's short term debt into Series B Preferred Stock. See Notes 4 and 7 in the Condensed Consolidated Financial Statements of this Consent Statement.

        Interest expense, related party increased 5%, or $12, to $255 for the nine months ended September 30, 2010, compared to $243 in the prior year period. The increase was primarily due to increasing debt through August 2010 related to the payment of interest in kind since September of 2009 and bridge loans made between May and July of 2010. Interest expense-other for the nine months ended September 30, 2010 decreased $4, to $8, compared to $12 in the prior year period. The decrease was due to the same factors discussed above for the three month period.

        Amortization of loan discount and deferred financing expense-related party decreased $104, or 19%, to $445 for the three months ended September 30, 2010, compared to $549 in the prior year period. The decrease was primarily due to the conversion in August of the Company's short term debt into Series B Preferred Stock.

        For the nine months ended September 30, 2010, amortization of loan discount and deferred financing expense-related party increased $657, or 62%, to $1,719, compared to $1,062 in the prior year period. The increase was primarily due to the payments of interest in-kind, which adds the value of the additional warrants issued with the new debt to the discount.

Results of Operations—Years Ended December 31, 2009 and December 31, 2008

Revenue

        Total revenue for the year ended December 31, 2009 of $1,936 decreased $465, or 19%, compared to revenue of $2,401 in the prior year. Product revenue reflects a decrease of $221, or 16%, in eSignature revenue and a decrease of $280, or 98%, in natural input revenue compared to the prior year. The decrease in revenue is primarily due to the significant reduction in last year's financial industry IT spending as a result of the meltdown in the financial markets beginning in late 2008 and by lower reported royalties from a major natural input/Jot customer due to the introduction of new operating systems which do not contain the Company's Jot software. Maintenance revenue of $751 increased 5%, or $36, for the year ended December 31, 2009 compared to $715 in the prior year period. The increase was primarily due to new maintenance contracts associated with new product revenue and renewal of maintenance contracts from ongoing customers.

        It is important to note that orders received for 2009 were up 26% over 2008, $3.3 million versus $2.6 million. 2009 second half orders received of $2.2 million were double that of the $1.1 million first half orders received. In addition, the Company achieved cash flow positive operations for the third and fourth quarters and for the year 2009.

Cost of Sales

        Cost of sales of $885 decreased 17%, or $179, for the twelve months ended December 31, 2009, compared to $1,064 in the prior year. The decrease is primarily due to a decrease of $293, or 65%, to $161 of direct engineering costs, related to meeting customer specific requirements associated with integration of our standard products into customer systems, compared to $454 in the prior year. In addition amortization of new and previously capitalized software development costs associated with the Company's product and maintenance revenue increased $200, or 40%, to $704 compared to $504 in the prior year. Cost of sales is expected to increase near term as the Company closes additional contracts and capitalized engineering software development costs for new products are completed and amortization begins.

Operating Expenses

Research and Development Expenses

        Research and development expenses increased approximately 73%, or $145, to $343 for the year ended December 31, 2009 compared to $198 in the prior year. Research and development expenses consist primarily of salaries and related costs, outside engineering as required, maintenance items, and allocated facilities expenses. The most significant factor contributing to the increase in expenses was a $293 reduction in direct engineering expenses not transferred to cost of sales due to the decrease in revenue related to meeting customer specific requirements associated with integration of our standard products into customer systems compared to the prior year. Stock based compensation expense increased 60%, or $22, for the year ended December 31, 2009. The increase was due to immediately vesting options issued as compensation to employees to compensate for salary reductions during July through December 2009. The increase in stock based compensation was off set by an approximately

14% reduction in employee salaries as a condition of the May 2009 financing. The options were issued at the closing market price on the last day of each pay period, the date of grant. The number of options issued was based on a Black Scholes pricing model. Total expenses, before capitalization of software development costs and other allocations was $1,661 for the year ended December 31, 2009 compared to $1,712 in the prior year. Research and development expenses before capitalization of software development costs, as well as the amounts to be capitalized on future product development are expected to remain consistent with the 2009 amount in the near term.

Sales and Marketing Expenses

        Sales and marketing expenses increased 11%, or $148, to $1,501 for the twelve months ended December 31, 2009, compared to $1,353 in the prior year. The increase was primarily attributable to an increase in travel and related expenses and increased engineering sales support associated with increased proposal activities. Stock based compensation increased $65, or 197%, due primarily to immediately vesting options issued as compensation to employees to compensate for salary reductions during July through December 2009. The increase in stock based compensation was off set by an approximately 14% reduction in employee salaries as a condition of the May 2009 financing. The options were issued at the closing market price on the last day of each pay period, the date of grant. The number of options issued was based on a Black Scholes pricing model. The Company expects sales and marketing expenses to increase in the near term as sales related activities increase.

General and Administrative Expenses

        General and administrative expenses for the twelve months ended December 31, 2009 decreased 3%, or $53, to $1,977 from $2,030 in the prior year. The decrease is primarily due to a reduction of $107, or 13%, in salaries and related expenses due to the reduction in employee salaries under the provisions of the May 2009 New Financing Transaction described below. Stock based compensation, excluding director options, increased $62, or 83%, from $75 in the prior year to $137 due primarily to immediately vesting options issued as compensation to employees to compensate for salary reductions during July through December 2009. The increase in stock based compensation was off set by an approximately 14% reduction in employee salaries as a condition of the May 2009 financing. The options were issued at the closing market price on the last day of each pay period, the date of grant. The number of options issued was based on a Black Scholes pricing model. Other general and administrative expenses have for the most part remained relatively consistent when compared to the prior year. The Company anticipates that general and administrative expense will remain consistent with 2009 levels over the near term.

Interest Income and Other Income (Expense), Net

        Interest and other income, net, decreased $70 to income of $2, compared to an income of $72 in the prior year. The decrease is due primarily to the cash payments received in the prior year for interest on aged accounts receivable. No such payments were received in 2009.

Interest Expense

        Related party interest expense increased 28%, or $69, to $312 for the year ended December 31, 2009, compared to $243 in the prior year. The increase was due to the financing in May of 2009. Interest expense-other for the year ended December 31, 2009 decreased 4%, or $2, to $43, compared to $45 in the prior year period. The decrease was primarily due to the pay off of other notes during the twelve months ended December 31, 2009. See Note 3 in the Consolidated Financial Statements of this Consent Statement.

        Related party amortization of loan discount and deferred financing, which includes warrant and beneficial conversion feature costs associated with the Company's debt, deferred financing costs associated with the notes and warrant purchase agreements and beneficial conversion feature increased 142%, or $1,426, to $2,429 for the year ended December 31, 2009, compared to $1,003 in the prior year period. The increase was primarily due to the May 2009 financing.

        Amortization of loan discount and deferred financing-other, which includes warrant, beneficial conversion feature and deferred financing costs, associated with the notes and warrant purchase agreements, decreased 64%, or $139, to $78 for the year ended December 31, 2009 compared to $217 in the prior year period. The decrease was due to the decrease in borrowings from other than related parties during the year ended December 31, 2009 compared to the prior year. See Note 3 in the Consolidated Financial Statements of this Consent Statement.

        The non cash loss on derivative liabilities of $5,136 resulted from the adoption, as of January 1, 2009, of ASC 815 (See Note 4 to the Consolidated Financial Statements). The Company determined that certain warrants and the embedded conversion feature on the preferred stock require liability classification because of certain provisions that may result in an adjustment to the number of shares upon settlement and an adjustment to their exercise or conversion price. The fair value of the embedded conversion feature at January 1, 2009 and December 31, 2009 was insignificant.

        The Company will amortize an additional $2,222 of non-cash warrant cost and $218 in deferred financing costs related to the note and warrant purchase agreements entered into May 2009 to interest expense through December 2010.

Liquidity and Capital Resources

        At September 30, 2010, cash and cash equivalents totaled $792 compared to cash and cash equivalents of $1,021 at December 31, 2009. The decrease in cash was primarily due to the net cash used by operations of $1,843, cash used in investing activities of $551, which includes $539 in capitalization of software development costs, and $12 in the acquisition of property and equipment and net cash provided by financing activities of $2,165. Total current assets were $919 at September 30, 2010, compared to $1,314 at December 31, 2009. As of September 30, 2010, the Company's principal sources of funds included its cash and cash equivalents aggregating $792.

        Accounts receivable, net decreased $185 for the nine months ended September 30, 2010, compared to the December 31, 2009 balance, due primarily to the lower revenue in the first nine months of 2010. Billed but unpaid maintenance contracts, which are offset against accounts receivable and deferred revenue, were $8 at September 30, 2010, compared to $129 at December 31, 2009. These amounts are expected to be collected in the fourth quarter of 2010. The Company expects the development of the eSignature market ultimately will result in more consistent revenue on a quarter-to-quarter basis and, therefore, less fluctuation in accounts receivable from quarter to quarter.

        Prepaid expenses and other current assets increased by $19 for the nine months ended September 30, 2010, compared to the December 31, 2009 balance, due primarily to increases in prepaid insurance, annual fees on maintenance and support costs for the Company's internal software.

        Accounts payable increased $127 for the nine months ended September 30, 2010, compared to the December 31, 2009 balance, due primarily to an increase in professional service fees. Accrued compensation decreased $40 during the nine months ended September 30, 2010, compared to the December 31, 2009 balance. The balance may fluctuate in the future due to increases or decreases in the number of personnel and utilization of, or increases to, the accrued vacation balance.

        Total current liabilities were $1,269 at September 30, 2010, compared to $3,941 at December 31, 2009. Deferred revenue, which totaled $497 at September 30, 2010, compared to $458 at December 31, 2009, primarily reflects advance payments for maintenance fees from the Company's licensees that are generally recognized as revenue by the Company when all obligations are met or over the term of the maintenance agreement, whichever is longer. Deferred revenue is recorded when the Company receives advance payment from its customers.

        In May 2010, the Company entered into a second amendment of the Credit Agreement, which Credit Agreement it had previously entered into in June 2008 with certain parties, including two of its principal stockholders, Phoenix and Mr. Engmann. Under Amendment No. 2 to the Credit Agreement, the Company had the ability to receive up to an aggregate of $1.0 million in additional funding through the issuance of additional secured promissory notes to Phoenix and/or its designees. In connection with the issuance of any additional secured promissory notes, the Company was obligated to issue warrants to purchase shares of the Company's Common Stock. Such warrants are exercisable at $0.06 per share, and expire three years after the date of issuance, the additional secured promissory notes were due to mature on December 31, 2010. The Company paid $20 to SG Phoenix LLC, an affiliated entity of Phoenix, in connection with services provided by SG Phoenix. The Company paid certain legal fees and expenses of Phoenix's law firm. The Company agreed to use any funds received from Phoenix under Amendment No. 2 to the Credit Agreement for working capital and general corporate purposes, in each case in the ordinary course of business, and to pay fees and expenses in connection with the Company's entry into Amendment No. 2 to the Credit Agreement.

        In May and June 2010, the Company received loans aggregating $960 of the $1,000 under Amendment No. 2 to the Credit Agreement. The Company issued 16,000 warrants to purchase shares of common stock at $0.06 per share. The Company ascribed the relative fair value of $622 to the warrants, which was recorded as a discount to "Current portion of long-term debt" in the balance sheet.

        In June 2010, the Company entered into a series of agreements with Phoenix, Mr. Engmann and other parties. Pursuant to the Exchange Agreement, dated June 21 2010, the Company and Phoenix, Mr. Engmann and the other holders of the Company's outstanding senior secured indebtedness (collectively, the "Lenders") agreed, subject to the terms thereof, to exchange all of the Company's outstanding senior secured indebtedness into shares of Series B Participating Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), at an exchange price of $1.00 per share (the "Recapitalization"). The Company closed the Recapitalization on August 5, 2010, issuing 6,608 shares of Series B Preferred Stock in exchange for all of the Company's outstanding secured indebtedness under the Exchange Agreement. The shares of Series B Preferred Stock issued in connection with the Recapitalization are convertible into Common Stock at an initial conversion price of $0.06 per share and accrue dividends at the rate of 10% per annum.

        In June 2010, the Company also entered into a purchase agreement (the "Series B Purchase Agreement") with Phoenix, Mr. Engmann and one of his affiliated entities, and other investors (collectively, the "Investors"). Pursuant to the Series B Purchase Agreement, the Company issued and sold to the Investors for cash in a private placement 1,440 additional shares of Series B Preferred Stock at a purchase price of $1.00 per share (the "Offering"). The Offering was completed on August 5, 2010. The effect of the Offering provided the Company with $1,440 of gross proceeds, which the Company will use for general corporate and working capital purposes, including payment of expenses in connection with the Recapitalization and the Offering.

        In July 2010, the Company entered into a third amendment of the Credit Agreement, which Credit Agreement it had previously entered into in June 2008 with certain parties, including two of its principal stockholders, Phoenix and Mr. Engmann. Under Amendment No. 3 to the Credit Agreement, the Company had the ability to receive up to an aggregate of $0.3 million in additional funding through the issuance of additional secured promissory notes to Phoenix and/or its designees. In connection with the issuance of any additional secured promissory notes, the Company was obligated to issue warrants to purchase shares of the Company's Common Stock. Such warrants are exercisable at $0.06 per share, and expire three years after the date of issuance, the additional secured promissory notes were due to mature on December 31, 2010. The Company paid certain legal fees and expenses of Phoenix's law firm. The Company agreed to use any funds received from Phoenix under Amendment No. 3 to the Credit Agreement for working capital and general corporate purposes, in each case in the ordinary course of business, and to pay fees and expenses in connection with the Company's entry into Amendment No. 3 to the Credit Agreement.

        In July 2010, the Company received loans aggregating $300 under Amendment No. 3 to the Credit Agreement. The Company issued 2,000 warrants to purchase shares of common stock at $0.06 per share. The Company ascribed the relative fair value of $61 to the warrants, which was recorded as a discount to "Current portion of long-term debt" in the balance sheet.

        The Company closed both the Recapitalization and the Offering on August 5, 2010, issuing 6,608 shares of Series B Preferred Stock in exchange for all of the Company's outstanding secured indebtedness under the Exchange Agreement and issuing 1,440 shares of Series B Preferred Stock under the Series B Purchase Agreement.

        During the nine months ended September 30, 2010, the Company paid interest in kind and issued new notes in the amount of $208, and issued additional warrants to purchase 3,469 shares of common stock with the same terms as those issued in the 2009 financing transaction. The Company ascribed the fair value of $169 to the additional warrants.

        Interest expense associated with the Company's debt for the three months ended September 30, 2010 and 2009 was $513 and $668, respectively. Included in interest expense for the three months ended September 30, 2010 and 2009 was $464 and $568, respectively, of amortization of the debt discount and deferred financing costs. Interest expense for the nine months ended September 30, 2010 and 2009 was $2,039 and $1,353, respectively. Included in interest expense for the nine months ended September 30, 2010 and 2009 was $1,776 and $1,098, respectively, of amortization of the debt discount and deferred financing costs.

Contractual Obligations

        The Company has the following material commitments as of September 30, 2010:

	Payments due by period
Contractual obligations	Total	2010	2011	2012	2013	2014	Thereafter
Operating lease commitments(1)	$1,643	$—	$277	$267	$275	$283	$541

Total contractual cash obligations	$1,643	$—	$277	$267	$275	$283	$541

(1)
The Company renegotiated the office lease in May 2010 which provides for rent abatement until January 1, 2011. The base rent will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2016.

        The Company has experienced recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. There can be no assurance that the Company will have adequate capital resources to fund operations or that any additional funds will be available to it when needed, or if available, will be available on favorable terms or in amounts required by it. If the Company is unable to obtain adequate capital resources to fund operations, it will be required to delay, scale back or eliminate some or all of its operations, which will have a material adverse effect on its business, results of operations and ability to operate as a going concern. As of September 30, 2010, the Company's cash balance was approximately $792. Currently, the Company's net use of cash on a monthly basis is approximately $350. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        The Company has an investment portfolio of fixed income securities that are classified as cash equivalents. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. The Company attempts to limit this exposure by investing primarily in short term securities. The Company did not enter into any short-term security investments during the three months ended September 30, 2010.

Foreign Currency Risk

        From time to time, the Company makes certain capital equipment or other purchases denominated in foreign currencies. As a result, the Company's cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates. The Company attempts to limit these exposures through operational strategies and generally has not hedged currency exposures. During the three and nine months ended September 30, 2010 and 2009, foreign currency translation gains and losses were insignificant.

Future Results and Stock Price Risk

        The Company's stock price may be subject to significant volatility. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including, at times, price changes that are unrelated or disproportionate to the operating performance of such companies. The trading price of the Company's common stock could be subject to wide fluctuations in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the computer industry or the global economy in general, or market volatility unrelated to the Company's business and operating results.

 COMMUNICATION INTELLIGENCE CORPORATION

FINANCIAL STATEMENTS

        The following unaudited condensed consolidated financial statements and the notes thereto, and report, audited consolidated financial statements and notes thereto are set forth in this Consent Statement on the pages indicated:

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2010	December 31, 2009
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$792	$1,021
Accounts receivable, net of allowance of $116 and $117 at September 30, 2010 and December 31, 2009, respectively	42	227
Prepaid expenses and other current assets	85	66

Total current assets	919	1,314
Property and equipment, net	27	31
Patents, net	2,487	2,771
Capitalized software development costs, net	1,477	1,515
Deferred financing costs	—	218
Other assets	29	29

Total assets	$4,939	$5,878

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt—net of discount of $2,222, at December 31, 2009, including related party debt $4,918, net of discount $2,138 at December 31, 2009 (Note 4)	—	2,869
Accounts payable	245	118
Accrued compensation	287	327
Other accrued liabilities	240	169
Deferred revenue	497	458

Total current liabilities	1,269	3,941
Deferred revenue long-term	711	867
Derivative liability	2,683	422

Total liabilities	4,663	5,230

Commitments and contingencies
Stockholders' equity:
Series A-1 Preferred stock, $.01 par value; 2,000 shares authorized; 797 and 751 shares outstanding at September 30, 2010 and December 31, 2009, respectively ($797 liquidation preference at September 30, 2010)	797	751
Series B Preferred stock, $.01 par value; 14,000 shares authorized; 8,174 shares outstanding at September 30, 2010 ($8,174 liquidation preference at September 30, 2010)	6,147	—
Common stock, $.01 par value; 519,000 shares authorized; 192,418 and 190,026 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	1,924	1,900
Additional paid-in capital	99,001	101,221
Accumulated deficit	(107,555)	(103,178)
Accumulated other comprehensive loss	(38)	(46)

Total stockholders' equity	276	648

Total liabilities and stockholders' equity	$4,939	$5,878

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Product	$13	$688	$104	$968
Maintenance	151	189	479	559

Total Revenue	164	877	583	1,527
Operating costs and expenses:
Cost of sales:
Product	153	186	497	539
Maintenance	53	44	130	141
Research and development	31	60	337	186
Sales and marketing	388	407	1,136	1,104
General and administrative	585	545	1,581	1,504

Total operating costs and expenses	1,210	1,242	3,681	3,474

Loss from operations	(1,046)	(365)	(3,098)	(1,947)
Interest and other (expense) income, net	(1)	1	(1)	2
Interest expense:
Related party	(48)	(96)	(255)	(243)
Other	(1)	(4)	(8)	(12)
Amortization of loan discount and deferred financing:
Related party	(445)	(549)	(1,719)	(1,062)
Other	(19)	(19)	(57)	(36)
Loss on extinguishment of long term debt	—	—	—	(829)
Gain (loss) on derivative liability	465	(1,529)	761	(2,505)

Net loss	(1,095)	(2,561)	(4,377)	(6,632)
Preferred stock dividends:
Related party	(105)	(10)	(127)	(34)
Other	(37)	(4)	(45)	(12)

Net loss attributable to common stockholders	$(1,237)	$(2,575)	$(4,549)	$(6,678)

Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.02)	$(0.05)

Weighted average common shares outstanding, basic and diluted	190,776	131,379	190,702	131,134

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Statements of Changes in Stockholders' Equity

Nine-Months Ended September 30, 2010
Unaudited

(In thousands)

	Series A-1 Preferred Shares Outstanding	Series A-1 Preferred Shares Amount	Series B Preferred Shares Outstanding	Series B Preferred Shares Amount	Common Shares Outstanding	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2009	751	$751		$—	190,026	$1,900	$101,221	$(103,178)	$(46)	$648
Conversion of long-term notes into Series B Preferred Shares, net of unamortized discount of $1,509			6,608	6,608			(1,509)			5,099
Issuance of Series B Preferred Shares			1,440	1,440						1,440
Financing cost on conversion of long-term notes and issuance of Series B Preferred Shares							(535)			(535)
Conversion feature associated with the Preferred Shares				(2,000)						(2,000)
Warrants issued for services							(143)			(143)
Stock based employee compensation							73			73
Common stock issued for services					750	8	58			66
Restricted common stock issued in lieu of salaries					1,642	16	(16)			—
Restricted stock expense							24			24
Comprehensive loss:
Net loss								(4,377)		(4,377)
Foreign currency translation adjustment									8	8

Total comprehensive loss										(4,369)
Preferred share dividends	46	46	126	126			(172)			—
Conversion feature associated with the Series B Preferred Shares dividends				(27)						(27)

Balances as of September 30, 2010	797	$797	8,174	$6,147	192,418	$1,924	$99,001	$(107,555)	$(38)	$276

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(4,377)	$(6,678)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	876	822
Amortization of debt discount and deferred financing costs	1,776	1,098
Loss on extinguishment of long-term debt	—	829
Stock-based employee compensation	73	211
Restricted stock expense	24	—
Stock issued for services	66	—
(Gain) loss on derivative liability	(761)	2,505
Non cash financing expense	273	—
Changes in operating assets and liabilities:
Accounts receivable, net	185	46
Prepaid expenses and other assets	(19)	(2)
Accounts payable	127	110
Accrued compensation	(40)	(8)
Other accrued liabilities	71	150
Deferred revenue	(117)	363

Net cash used for operating activities	(1,843)	(554)

Cash flows from investing activities:
Acquisition of property and equipment	(12)	(3)
Capitalized software development costs	(539)	(654)

Net cash used for investing activities	(551)	(657)

Cash flows from financing activities:
Net proceeds from issuance of short-term debt	1,240	—
Net proceeds from issuance of long-term debt	—	926
Proceeds from issuance of Series B preferred shares	925	—
Principal payments on short term debt	—	(45)

Net cash provided by financing activities	2,165	881

Effect of exchange rate changes on cash and cash equivalents	—	32
Net decrease in cash and cash equivalents	(229)	(298)
Cash and cash equivalents at beginning of period	1,021	929

Cash and cash equivalents at end of period	$792	$631

Communication Intelligence Corporation
and Subsidiary

Condensed Consolidated Statements of Cash Flows (Continued)

Unaudited

(In thousands)

	Nine Months Ended September 30,
	2010	2009
Supplementary disclosure of cash flow information
Interest paid	$—	$—

Non-cash financing and investing transactions
Long-term notes and accrued interest exchanged for Series B convertible preferred stock	$6,608	$—

Conversion feature of Series B preferred shares classified as a derivative liability	$2,000	—

Dividends on preferred shares	$172	$46

Conversion feature of Series B preferred shares dividends issued as payment in-kind classified as a derivative liability	$27	—

Conversion of preferred stock to common stock	$—	$146

Issuance of long-term debt for payment of interest in kind	$—	$254

Reclassification of equity linked instrument to derivative liability	$—	$1,353

Debt discount and related liability recorded in connection with long-term debt	$—	$3,347

Warrants issued as payment of financing services	$143	$—

Warrants issued in connection with bridge loans recorded as derivative liabilities	$682	$—

Warrants issued for interest recorded as derivative liability	$170	$205

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

1. Nature of business

        The financial information contained herein should be read in conjunction with the Company's consolidated audited financial statements and notes thereto for the year ended December 31, 2009 included in this Consent Statement.

        The accompanying unaudited condensed consolidated financial statements of Communication Intelligence Corporation and its subsidiary (the "Company" or "CIC") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America ("GAAP") for complete consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company's results of operations and cash flows for the periods presented. The Company's interim results are not necessarily indicative of the results to be expected for the entire year.

        Certain reclassifications in the 2009 financial statement amounts have been made to conform to the 2010 financial statement presentation.

        The Company's transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions and enabling workflow automation of traditional paper form processing. The Company believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company's transaction and communication enabling technologies have been fundamental to its development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

Going Concern

        The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at September 30, 2010, the Company's accumulated deficit was approximately $107.6 million. As of September 30, 2010, the Company's cash balance was approximately $792. Currently, the Company's net use of cash on a monthly basis is approximately $350. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company has primarily funded these losses through the sale of debt and equity securities. In June 2008 and May 2009, the Company raised additional funds through debt and equity financings and converted short-term notes payable to equity. In May and July 2010, the Company amended its credit agreement to provide for an additional $1.3 million in funding. In addition, on August 4, 2010, stockholders approved the conversion of approximately $6.6 million of long-term debt due in December 2010 into shares of Series B Convertible Preferred Stock and the sale, for cash in a private placement, of 1,440,000 additional shares of Series B Preferred Stock at a purchase price of $1.00 per share (Notes 4 and 7).

        The Company believes the underlying and driving factors necessary for the electronic signature market to enter the high growth phase have finally merged including, the right technology to allow hosted electronic signature-based recurring revenue solutions through top-tier solution providers who are capable of reaching the mainstream Financial Services Industry market, and economic stability sufficient to sustain reasonable IT spending.

        There can be no assurance that the Company will be successful in securing adequate capital resources to continue to fund operations or that any additional funds will be available to the Company

1. Nature of business (Continued)

when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it will be required to delay, scale back or eliminate some or all of its operations, which will have a material adverse effect on the Company's business, results of operations and ability to operate as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and debt approximate fair value due to their relatively short maturities. The derivative liability has been stated at fair value using a Black-Scholes option pricing model (Note 5).

Recently Adopted Accounting Pronouncements

        In October 2009, the FASB issued a new accounting standard which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of the vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management's best estimate of the selling prices. In addition, the new standard eliminates the use of the residual method of allocation. In October 2009, the FASB also issued a new accounting standard which changes revenue recognition for tangible products containing software and hardware elements. Specifically, tangible products containing software and hardware that function together to deliver the tangible products' essential functionality are scoped out of the existing software revenue recognition guidance and will be accounted for under the multiple-element arrangements revenue recognition guidance discussed above. Both standards are effective on January 1, 2011 while early adoption is permitted. The Company adopted these new accounting standards on January 1, 2010 using the prospective method and the adoption did not have a material impact on our consolidated financial statements. Had the Company adopted these new standards in 2009, the impact on its consolidated financial statements would not have been material.

2. Accounts receivable and revenue concentration

        Three customers accounted for 88% of net accounts receivable as of September 30, 2010. Delta Health accounted for 13%, American General Life accounted for 23%, and Naval Facilities Engineering accounted for 52%. Two customers accounted for 91% of net accounts receivable as of September 30, 2009. eCom Asia Pacific accounted for 13% and Wells Fargo Bank NA accounted for 78%.

        One customer, Wells Fargo Bank NA, accounted for 21% of total revenue for the three months ended September 30, 2010. One customer, Wells Fargo Bank NA, accounted for 75% of total revenue for the three months ended September 30, 2009.

        One customer, Wells Fargo Bank NA, accounted for 24% of total revenue for the nine months ended September 30, 2010. Two customers in the aggregate accounted for 64% of total revenue for the nine months ended September 30, 2009: American Family Insurance (14%) and Wells Fargo Bank NA (50%).

2. Accounts receivable and revenue concentration (Continued)

Patents

        The Company performs intangible asset impairment analyses at least annually. The Company periodically reassesses the lives of its patents and tests for impairment in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in the Company's Annual Report on Form 10-K.

        Management recognizes that revenues have fluctuated based on comparable prior periods, and may continue to fluctuate based upon historical experience of the time involved to close large sales transactions. Management completed an analysis of its patents as of December 31, 2009. Based on that analysis, the Company concluded that no impairment of the carrying value of the patents existed. The Company believes that no events or circumstances occurred or changed during the nine months ended September 30, 2010, and therefore concluded that no impairment in the carrying values of the patents existed at September 30, 2010.

        Amortization of patent costs was $95 and $284 for the three and nine month periods ended September 30, 2010 and 2009.

4. Debt

        Immediately prior to the conversion of debt (the "Recapitalization") in August 2010 (see Note 7), the Company had outstanding debt with a principal balance of $6,608 (recorded in the balance sheet net of a discount of $1,509). The outstanding balance included $1,260 of funds borrowed through bridge financing obtained in May, June and July 2010 with the following terms: an interest rate of 8% per annum and a maturity date of December 31, 2010. Warrants to purchase 18,000 shares of common stock with an exercise price of $0.06 per share expiring in periods from May 2013 through July 2013 were issued with the bridge financings. The remaining principal balance of $5,348 relates to funds raised in financing transactions in 2008 and 2009. The funds raised in these financings had the following terms: interest at 8% per annum and, at the option of the Company, interest could be paid in cash or in kind. Warrants to purchase 80,154 shares of common stock with exercise prices of $0.06 and expiration date June 30, 2012 were issued in the financing transactions. Upon execution of each financing a debt discount was recorded. As of December 31, 2009, a discount of $2,222 was included in the debt balance. For the nine month periods ended September 30, 2010 and 2009, amortization of the debt discount and deferred financing costs was $1,776 and $1,098, respectively. For the three months ended September 30, 2010 and 2009, amortization of the debt discount and deferred financing costs was $464 and $568, respectively. The remaining unamortized discount of $1,509 was charged to paid-in capital in connection with conversion of the associated debt into shares of Series B Preferred Stock (Note 7). The warrants included in the financing transactions were determined to be derivative liabilities (Note 5).

        In May and June 2010, the Company received loans aggregating $960 of the $1,260 in additional funding. The Company issued 16,000 warrants to purchase shares of common stock at $0.06 per share. The warrants expire three years from the date of issuance. The Company ascribed a value of $622 to the warrants, which was recorded as a discount to "Current portion of long-term debt" in the balance sheet.

        In July 2010, the Company entered into a third amendment of the Credit Agreement dated June 5, 2008 ("Amendment No. 3"). Under Amendment No. 3 to the Credit Agreement, the Company received an additional $300 in secured indebtedness through the issuance of an additional secured promissory

4. Debt (Continued)

note to a new investor. In connection with the issuance of this additional secured promissory note to this investor, the Company also issued 2,000 warrants to purchase shares of the Company's common stock at $0.06 per share. The warrant expires three years from the date of issuance. The Company ascribed a value of $60 to the warrants, which was recorded as a discount to "Current portion of long-term debt" in the balance sheet. Prior to conversion upon the closing of the Recapitalization on August 5, 2010, the additional secured promissory note was due to mature on December 31, 2010.

        The Company closed the Recapitalization on August 5, 2010, issuing 6,608 shares of Series B Preferred Stock in exchange for all of the Company's outstanding secured indebtedness under the Exchange Agreement.

5. Derivative liability

        The Company follows the guidance found in the Derivative and Hedging, Contracts in Entity's Own Equity topic in the Codification, ASC 815-40-15. Paragraphs 15-5 through 15-8 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. ASC 815-40-15 provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer's own stock and thus able to qualify for the scope exception. The Company adopted ASC 815-40-15 effective January 1, 2009, and determined that certain warrants and the embedded conversion feature on the Series A-1 and Series B Preferred Shares require liability classification because of certain provisions that may result in an adjustment to the number of shares upon settlement and an adjustment to their exercise or conversion. The fair value of the embedded conversion feature for the Series A-1 Preferred Shares at September 30, 2010 and December 31, 2009 was insignificant. The fair value of the embedded conversion feature on the Series B Preferred Shares on the initial valuation date was approximately $2.0 million. The fair value of the embedded conversion feature on the Series B Preferred Shares at September 30, 2010 was approximately $1.7 million (Note 7).

        The Company issued additional warrants to purchase 25,493 shares of common stock during the nine months ended September 30, 2010, including 18,000 in connection with bridge financing (Note 4), 3,469 for paid in kind interest and 4,024 for services related to the Recapitalization and Purchase Agreements (Note 7). The issuance of the aforementioned warrants and embedded conversion feature on the Series B Preferred Shares resulted in an increase in the liability of $3,022. The liability was adjusted to fair value as of September 30, 2010, resulting in a decrease in the liability and other expense of $465 and $761 for the three and nine months ended September 30, 2010. The ending derivative liability balance at September 30, 2010 was $2,683.

        For the three months ended September 30, 2009 the liability and other expense increased $1,907. The liability was adjusted to fair value, resulting in a increase in the liability and other expense of $1,529 and $2,505 for the three and nine months ended September 30, 2009.

        The Company uses the Black-Scholes pricing model to calculate fair value of its warrant and Series B Preferred Share conversion feature liabilities. Key assumptions used to apply these models are as follows:

	September 30, 2010	December 31, 2009
Expected term	.01 to 4.0 years	0.5 to 3.00 years
Volatility	139.0% - 222.3%	139.0% - 156.0%
Risk-free interest rate	0.14% - 0.64%	1.70%
Dividend yield	0%	0%

5. Derivative liability (Continued)

Fair value measurements:

        Assets and liabilities measured at fair value as of September 30, 2010, are as follows:

	Value at September 30, 2010	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
		(Level 1)	(Level 2)	(Level 3)
Derivative liability	$2,683	$—	$—	$2,683

        The fair value framework requires a categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets and liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1:	Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2:
Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
Level 3:	Unobservable inputs reflecting management's own assumptions about the inputs used in pricing the asset or liability.

        There were no financial assets or liabilities measured at fair value, with the exception of cash and cash equivalents (level 1) and the above mentioned derivative liability (level 3) as of September 30, 2010 and December 31, 2009, respectively.

        Changes in the fair market value of the level 3 derivative liability for the nine month period ended September 30, 2010 are as follows:

Derivative Liability
Balance at December 31, 2009	$422
Additional liabilities recorded related to warrants issued for services	143
Additional liabilities recorded related to warrants issued for interest paid in kind and bridge financing	852
Additional liabilities recorded related to the conversion feature on Series B preferred shares and dividends paid in kind	2,027
Gain on derivative liability	(761)

Balance at September 30, 2010	$2,683

6. Net (loss) per share

        The Company calculates net loss per share under the provisions of the Codification Topic ASC 260-10-55, Earnings Per Share. ASC 260-10-55 requires the disclosure of both basic net loss per share, which is based on the weighted average number of shares outstanding, and when applicable, diluted income per share, which is based on the weighted average number of shares and dilutive potential shares outstanding.

        For the three and nine month periods ended September 30, 2010, 10,141 and 32,208 shares of common stock issuable upon the exercise of outstanding options and warrants, respectively, and 5,694

6. Net (loss) per share (Continued)

shares of common stock issuable upon the conversion of the Series A-1 convertible preferred stock and 136,227 shares of common stock issuable upon the conversion of the Series B convertible preferred stock were excluded from the calculation of dilutive earnings per share because the exercise of such options and warrants and the conversion of the preferred stock would be anti-dilutive.

        For the three and nine month periods ended September 30, 2009, 9,694 and 102,511 shares of common stock issuable upon the exercise of outstanding options and warrants, respectively, and 5,400 shares of common stock issuable upon the conversion of the convertible preferred stock were excluded from the calculation of dilutive earnings per share because the exercise of such options and warrants and the conversion of the preferred stock would be anti-dilutive.

7. Equity

        The Company has granted stock options under its 1999 Option Plan which expired in April of 2009 (options outstanding under that plan are not effected by its expiration) and also granted options to employees, directors and consultants pursuant to individual plans.

        The Company's Board of Directors adopted the 2009 Stock Compensation Plan on July 1, 2009, reserving 7,000 shares of Common Stock of the Company for issuance thereunder. The Board has granted 3,828 options pursuant to the plan as of September 30, 2010.

        Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. Forfeitures of share-based payment awards are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the three and nine months ended September 30, 2010 was approximately 38%, and for the comparable three and nine months in 2009 was approximately 19%, based on historical data.

        ASC 718-10-50 requires the cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the three and nine month periods ending September 30, 2010 and 2009.

Valuation and Expense Information:

        The weighted-average fair value of stock-based compensation is based on the single option valuation approach. Forfeitures are estimated and it is assumed no dividends will be declared. The estimated fair value of stock-based compensation awards to employees is amortized using the accrual method over the vesting period of the options. The fair value calculations are based on the following assumptions:

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Risk free interest rate	1.12% - 5.11%	1.45% - 5.11%
Expected life (years)	2.82 - 7.00	3.21 - 6.88
Expected volatility	91.99% - 148.80%	80.96% - 131.35%
Expected dividends	None	None

7. Equity (Continued)

        The following table summarizes the allocation of stock-based compensation expense related to stock option grants for the three and nine months ended September 30, 2010 and 2009. The Company granted 1,300 and 2,550 stock options during the three and nine months ended September 30, 2010, respectively, and no stock options were exercised. There were 1,898 and 3,098 stock options granted during the three and nine months ended September 30, 2009 and no options were exercised.

	Three Months Ended September 30,		Nine months Ended September 30,
	2010	2009	2010	2009
Research and development	$6	$28	$10	$43
Sales and marketing	7	44	46	57
General and administrative	4	65	17	91
Director options	—	20	—	20

Stock-based compensation expense	$17	$157	$73	$211

        A summary of option activity under the Company's plans as of September 30, 2010 and 2009 is as follows:

	As of September 30,
	2010				2009
Options	Shares (000)	Weighted Average Exercise Price	Weighted average Remaining Contractual Term	Aggregate Intrinsic Value	Shares (000)	Weighted Average Exercise Price	Weighted average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1,	10,231	$0.34			7,608	$0.48
Granted	2,550	$0.08		$—	3,098	$0.09		$127
Exercised	—				—
Forfeited or expired	(2,640)	$0.14			(1,012)	$0.43

Outstanding at September 30	10,141	$0.33	3.43	$—	9,694	$0.36	4.06	$—

Vested and expected to vest at September 30	10,141	$0.33	3.43	$—	9,694	$0.36	4.06	$—

Exercisable at September 30	8,149	$0.39	2.70	$—	7,745	$0.42	3.50	$—

7. Equity (Continued)

        The following tables summarize significant ranges of outstanding and exercisable options as of September 30, 2010 and 2009:

	As of September 30, 2010
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.07 - $0.50	7,160	4.03	$0.15	5,168	$0.18
0.51 - 1.00	2,908	2.02	$0.72	2,908	$0.72
1.01 - 2.00	73	1.47	$1.66	73	$1.66

	10,141	3.43	$0.33	8,149	$0.39

	As of September 30, 2009
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.07 - $0.50	6,665	4.6	$0.17	4,717	$0.19
0.51 - 1.00	2,941	3.0	$0.72	2,940	$0.72
1.01 - 2.00	73	2.5	$1.66	73	$1.66
2.01 - 3.00	—	—	$—	—	$—
3.01 - 7.50	15	0.7	$3.56	15	$3.56

	9,694	4.1	$0.42	7,745	$0.42

        A summary of the status of the Company's non-vested shares as of September 30, 2010 is as follows:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2010	1,982	$0.16
Granted	2,550	$0.07
Forfeited	(1,991)	$0.09
Vested	(549)	$0.08

Nonvested at September 30, 2010	1,992	$0.22

        As of September 30, 2010, there was $67 of total unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the plans. The unrecognized compensation expense is expected to be realized over a weighted average period of 1.8 years.

7. Equity (Continued)

Preferred Shares

Series A-1

        In connection with the closing of the June 2008 Financing Transaction, the Company also entered into a Securities Purchase Agreement (the "Purchase Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") each dated as of June 5, 2008. Under the Purchase Agreement, in exchange for the cancellation of $995 in principal amount and $45 of interest accrued thereon of the Company's aggregate outstanding $2,071 in existing debt and interest accrued thereon through May 31, 2008, the Company issued to the holders of such debt an aggregate of 1,040 shares of the Company's Series A-1 Cumulative Convertible Preferred Stock (the "Series A-1 Preferred Shares"). During 2009, 146 Series A-1 Preferred Shares were converted into 1,005 shares of the Company's common stock. As of September 30, 2009, there are 797 Series A-1 Preferred Shares outstanding. The Series A-1 Preferred Shares carry an eight percent (8%) annual dividend, payable quarterly in arrears in cash or in additional Series A-1 Preferred Shares, have a liquidation preference over Common Stock of one dollar ($1.00) per share and are convertible into shares of Common Stock at the conversion price of fourteen cents ($0.14) per share. If the outstanding Series a-1 Preferred Shares are converted in their entirety, the Company would issue 5,693 shares of common stock. The Series A-1 Preferred Shares are convertible any time after June 30, 2008. The preferred stock transaction described above resulted in a beneficial conversion feature of $371, of which $273 is attributable to a related party and $98 to the other creditors. The beneficial conversion feature was recorded as a charge to loss applicable to common stockholders for the quarter ended June 30, 2008. As of September 30, 2010, the Company has accrued dividends on the preferred shares of $154. As of September 30, 2010, $27 of accrued Series A-1 Preferred Share dividends had been paid in cash.

Series B

        On August 5, 2010, the Company completed the conversion of all of the Company's outstanding indebtedness into shares of Series B Convertible Preferred Stock in accordance with an executed Exchange Agreement entered into with Phoenix Venture Fund LLC and certain other holders of the Company's indebtedness and sold approximately 1,440 shares of Series B Convertible Preferred Stock in accordance with an executed Series B Preferred Stock Purchase Agreement (the "Purchase Agreement"). The shares of Series B Participating Convertible Preferred Stock issued under the Exchange Agreement and the Purchase Agreement are referred to herein as the "Series B Preferred Shares". The Company issued approximately 6,608 Series B Preferred Shares in exchange for all of the Company's outstanding secured indebtedness and issued 1,440 shares of Series B Preferred Stock for proceeds of $1,440, net of expenses of $392. In addition, the Company paid approximately $143 in expenses to a third party in connection with the financing. The expenses were recorded as a charge to additional paid in capital. The proceeds are to be used for working capital and general corporate purposes, in each case in the ordinary course of business, and to pay fees and expenses associated with the Recapitalization.

        The Series B Preferred Shares carry a ten percent (10%) annual dividend, payable quarterly in arrears in cash or in additional Series B Preferred Shares, have a liquidation preference over Common Stock of one dollar ($1.00) per share and are convertible into shares of Common Stock at the conversion price of six cents ($0.06) per share. Should the Company issue additional stock at a price less than the current conversion price of $0.06, the conversion price of the Series B Preferred Shares will be adjusted to the lesser amount resulting in an increase to the number of common shares that would be issued upon conversion of the Series B Preferred Shares (Note 5).The Series B Preferred Shares are convertible any time after August 5, 2010. The Recapitalization included a conversion

7. Equity (Continued)

feature determined to be a derivative liability in the amount of $2,000, of which $1,498 is attributable to related parties and $502 to the other creditors. The fair value of the embedded conversion feature on the Series B Preferred Shares was approximately $1,700 at September 30, 2010 (Note 5). The Company issued 126 Series B Preferred Shares in payment of dividends for the three month period ended September 30, 2010. The conversion feature recorded on the Series B Preferred Share dividends was $27. If the outstanding Series B Preferred Shares are converted in their entirety, the Company would issue 136,227 shares of common stock.

Restricted Share Grants

        As part of the Recapitalization, the Company issued restricted shares to four employees in exchange for reductions in their respective salaries. The number of shares issued was calculated based on the amount of the annual salary reduction divided by $0.06 per share. Fifty percent of the shares vest on December 31, 2010 and the remaining 50% vest on June 30, 2011, subject to continued employment through such vesting dates.

Common Stock Issued for Services

        In January 2010, the Company engaged the services of an experienced placement agent to aid in the search for additional financing. In consideration for such services the Company issued 750 shares of common stock valued at $66. The $66 was expensed and recorded in general and administrative expenses during the nine months ended September 30, 2010.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Communication Intelligence Corporation

        We have audited the accompanying consolidated balance sheets of Communication Intelligence Corporation and its subsidiary ("the Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communication Intelligence Corporation and its subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's significant recurring operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Notes 1 and 4 to the consolidated financial statements, in 2009, the Company adopted a new accounting standard related to whether an equity-linked financial instrument (or embedded feature) is indexed to an entity's stock.

/S/ GHP Horwath, P.C.
Denver, Colorado
March 31, 2010

Communication Intelligence Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,021	$929
Accounts receivable, net of allowance of $117 and $104 at December 31, 2009 and 2008, respectively	227	700
Prepaid expenses and other current assets	66	80

Total current assets	1,314	1,709
Property and equipment, net	31	48
Patents, net	2,771	3,149
Capitalized software development costs, net	1,515	1,406
Deferred financing costs (Note 3)	218	301
Other assets	29	30

Total assets	$5,878	$6,643

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt, net of discount of $5 at December 31 2008 (Note 3)	—	60
Current portion of long-term debt—net of discount of $2,222, including related party debt of $4,918, net of discount of $2,138 at December 31, 2009 (Note 3)	2,869	—
Accounts payable	118	92
Accrued compensation	327	369
Other accrued liabilities	169	236
Deferred revenue	458	343

Total current liabilities	3,941	1,100
Long-term debt—net of discount of $873, including related party debt of $2,644, net of discount of $834 at December 31, 2008 (Note 3)	—	2,765
Deferred revenue long-term	867	—
Derivative liability	422	—

Total liabilities	5,230	3,865

Commitments and contingencies (Note 6)
Stockholders' equity:
Preferred stock, $.01 par value; 10,000 shares authorized; 751 and 856 shares outstanding at December 31, 2009 and 2008, respectively ($751 liquidation preference at December 31, 2009)	751	856
Common stock, $.01 par value; 225,000 shares authorized; 190,026 and 130,374 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,900	1,304
Additional paid-in capital	101,221	95,174
Accumulated deficit	(103,178)	(94,569)
Accumulated other comprehensive (loss) income	(46)	13

Total stockholders' equity	648	2,778

Total liabilities and stockholders' equity	$5,878	$6,643

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years Ended December 31,
	2009	2008
Revenue:
Product	$1,185	$1,686
Maintenance	751	715

	1,936	2,401

Operating costs and expenses:
Cost of sales:
Product	724	895
Maintenance	161	169
Research and development	343	198
Sales and marketing	1,501	1,353
General and administrative	1,977	2,030

	4,706	4,645

Loss from operations	(2,770)	(2,244)
Interest and other income, net	2	72
Interest expense:
Related party (Note 3)	(312)	(243)
Other (Note 3)	(43)	(45)
Amortization of debt discount and deferred financing cost:
Related party (Note 3)	(1,600)	(730)
Other (Note 3)	(78)	(119)
Loss on extinguishment of long-term debt	(829)	—
Loss on derivative liability	(5,136)	—

Net loss	(10,766)	(3,309)
Accretion of beneficial conversion feature, preferred shares (Note 5):
Related party	—	(273)
Other	—	(98)
Preferred stock dividends:
Related party	(45)	(34)
Other	(16)	(13)

Net loss attributable to common stockholders	$(10,827)	$(3,727)

Basic and diluted loss per common share	$(0.08)	$(0.03)

Weighted average common shares outstanding, basic and diluted	141,436	129,247

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Changes in Stockholders' Equity

(In thousands except per share amounts)

	Preferred Shares Outstanding	Preferred Shares Amount	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of January 1, 2008		$—	129,057	$1,291	$93,785	$(91,260)	$(35)	$3,781

Stock based employee compensation					161			161
Fair value of warrants issued in connection with Long-term debt					1,231			1,231
Conversion of short-term notes into Preferred shares, net of expenses of $127	1,040	1,040			(127)			913
Beneficial Conversion Feature associated with the Preferred Shares					371			371
Conversion of preferred shares into Common Stock	(184)	(184)	1,317	13	171			—
Comprehensive loss:
Net loss						(3,309)		(3,309)
Foreign currency translation adjustment							48	48

Total comprehensive loss								(3,261)

Accretion of beneficial conversion feature on preferred stock					(371)			(371)
Preferred share dividends					(47)			(47)

Balance as of December 31, 2008	856	856	130,374	1,304	95,174	(94,569)	13	2,778

Cumulative effect of change in accounting principle on January 1, 2009—Reclassification of equity-linked financial instrument to derivative liability					(3,510)	2,157		(1,353)
Stock-based employee compensation					318			318
Conversion of preferred shares	(166)	(166)	1,183	11	155			—
Cancellation of warrants recorded as derivative liability					875			875
Exercise of stock options			85	1	7			8
Exercise of warrants			58,384	584	8,263			8,847
Comprehensive loss:
Net loss						(10,766)		(10,766)
Foreign currency translation adjustment							(59)	(59)

Total comprehensive (loss)								(10,825)

Preferred share dividends, paid in kind	61	61			(61)			—

Balances as of December 31, 2009	751	$751	190,026	$1,900	$101,221	$(103,178)	$(46)	$648

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

	2009	2008
Cash flows from operating activities:
Net loss	$(10,766)	$(3,309)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	1,107	951
Amortization of debt discount and deferred financing costs	1,678	848
Loss on extinguishment of long term debt	829	—
Stock based employee compensation	318	161
Loss on derivative liability	5,136	—
Non-cash financing expense	337	—
Changes in operating assets and liabilities:
Accounts receivable	473	(248)
Prepaid expenses and other assets	15	55
Accounts payable	26	(43)
Accrued compensation	(42)	5
Other accrued liabilities	(67)	(106)
Deferred revenue	982	(88)

Net cash provided by (used for) operating activities	26	(1,774)

Cash flows from investing activities:
Acquisition of property and equipment	(8)	(27)
Capitalized software development costs	(813)	(813)

Net cash used for investing activities	(821)	(840)

Cash flows from financing activities:
Deferred financing costs	(174)	(425)
Proceeds from issuance of short-term debt	—	125
Proceeds from the exercise of stock options and warrants	26	—
Proceeds from issuance of long-term debt	1,100	3,000
Principal payments on debt	(65)	(302)

Net cash provided by financing activities	887	2,398

Effect of exchange rate changes on cash and cash equivalents	—	1

Net increase (decrease) in cash and cash equivalents	92	(215)
Cash and cash equivalents at beginning of period	929	1,144

Cash and cash equivalents at end of period	$1,021	$929

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

Supplemental disclosure of cash flow information:

	December 31,
	2009	2008
Interest paid	$—	$226
Non-cash financing and investing transactions:
Short-term notes and accrued interest exchanged for convertible preferred stock	$—	$1,040
Dividends on preferred shares	$61	$21
Short term notes and accrued interest exchanged for long term notes	$—	$638
Accretion of beneficial conversion feature on convertible preferred shares	$—	$371
Conversion of preferred stock to common stock	$166	$184
Issuance of long-term debt for payment of interest in kind	$355	$—
Reclassification of equity linked instrument to derivative liability	$1,353	$—
Debt discount and related liability recorded in connection with long-term debt	$3,433	$—
Warrants issued for interest recorded as derivative liability	$291	$—

The accompanying notes form an integral part of these Consolidated Financial Statements

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

The Company:

        Communication Intelligence Corporation and its joint venture (the "Company" or "CIC") develops and markets electronic signature solutions for business process automation and biometric signature verification.

        The Company's research and development activities have given rise to numerous technologies and products. The Company's core technologies are referred to as "transaction and communication enabling technologies." These technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. The Company believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company's transaction and communication enabling technologies have been fundamental to its development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security. The Company's products include SignatureOne®, Ceremony® Server, SignatureOne Profile Server, Sign-it®, and iSign®, biometric and electronic signature products, and multi-lingual Jot® handwriting recognition system.

        The Company's 90%-owned joint venture, Communication Intelligence Computer Corporation, in China (the "Joint Venture"), has licensed eCom Asia Pacific Pty Ltd ("eCom") as its master reseller for CIC products to end users and resellers with the authority and responsibility to create optimal distribution channels within the People's Republic of China.

Going concern:

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at December 31, 2009, the Company's accumulated deficit was approximately $103,200. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company has primarily funded these losses through the sale of debt and equity securities. In June 2008 and May 2009 the Company raised additional funds through debt and equity financings and converted short-term notes payable to equity (see Note 3).

        The Company believes the underlying and driving factors necessary for the electronic signature market to enter the high growth phase have finally merged including, the right technology to allow hosted electronic signature-based recurring revenue solutions through top-tier solution providers who are capable of reaching the mainstream Financial Services Industry market, and economic stability sufficient to sustain reasonable IT spending. The Company also believes it is well positioned to participate in and benefit from the market take off with increasing and sustainable revenue and income growth.

        There can be no assurance that the Company will be successful in securing adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company's business, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Basis of consolidation:

        The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, and include the accounts of Communication Intelligence Corporation and its 90%-owned Joint Venture in the People's Republic of China. All inter-company accounts and transactions have been eliminated. All amounts shown in the accompanying consolidated financial statements are in thousands of dollars except per share amounts.

Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments:

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their relatively short maturities. The derivative liability has been stated at fair value using a Black-Sholes option pricing model (Note 4).

Cash and cash equivalents:

        The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

        The Company's cash and cash equivalents (level 1 inputs), at December 31, consisted of the following:

	2009	2008
Cash in bank	$124	$127
Money market funds	897	802

Cash and cash equivalents	$1,021	$929

Concentrations of credit risk:

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with various financial institutions. This diversification of risk is consistent with Company policy to maintain liquidity, and mitigate risk of loss as to principal. At December 31, 2009, the Joint Venture had approximately $1 in cash accounts held by a financial institution in the People's Republic of China.

        To date, accounts receivable have been derived principally from revenue earned from end users, manufacturers, and distributors of computer products in North America and the Pacific Rim. The Company performs periodic credit evaluations of its customers, and does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The allowance for doubtful accounts is based on the Company's assessment of the collectability of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company's historical experience, the Company's estimates of recoverability of amounts due could be affected and the Company will adjust the allowance accordingly.

Deferred financing costs:

        Deferred financing costs include costs paid in cash, such as professional fees and commissions. The costs are amortized to interest expense over the life of the notes or upon early payment using the effective interest method. The costs amortized to interest expense amounted to $425, including $212 of unamortized fees written off due to cancellation of the June 2008 notes in May 2009, and $124, for the years ended December 31, 2009 and 2008, respectively.

Property and equipment, net:

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over their estimated useful lives, not to exceed the term of the related lease. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation expense was $25 and $66 for the years ended December 31, 2009 and 2008, respectively.

        Property and equipment, net at December 31, consists of the following:

	2009	2008
Machinery and equipment	$1,210	$1,202
Office furniture and fixtures	435	435
Leasehold improvements	90	90
Purchased software	323	323

	2,058	2,050
Less accumulated depreciation and amortization	(2,027)	(2,002)

	$31	$48

Patents:

        On October 6, 2000, the Company acquired certain assets of PenOp Limited ("PenOp") and its subsidiary PenOp Inc. pursuant to an asset purchase agreement dated as of September 29, 2000.

        The nature of the underlying technology of each material patent is as follows:

  •
  Patent numbers 5544255, 5647017, 5818955 and 6064751 involve (a) the electronic capture of a handwritten signature utilizing an electronic tablet device on a standard computer system within an electronic document, (b) the verification of the identity of the person providing the electronic signature through comparison of stored signature measurements, and (c) a system to determine whether an electronic document has been modified after signature.

  •
  Patent number 6091835 involves all of the foregoing and the recording of the electronic execution of a document regardless of whether execution occurs through a handwritten signature, voice pattern, fingerprint or other identifiable means.

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  •
  Patent numbers 5933514, 6212295, 6381344, and 6487310 involve methods and processes related to handwriting recognition developed by the Company over the years. Legal fees associated with these patents were immaterial and expensed as the fees were incurred.

        Patents, net consists of the following at December 31:

	Expiration	Estimated Original Life	2009	2008
Patent (Various)	Various	5	$9	$9
Patent (Various)	Various	7	476	476
5544255	2013	13	93	93
5647017	2014	14	187	187
5818955	2015	15	373	373
6064751	2017	17	1,213	1,213
6091835	2017	17	4,394	4,394

			6,745	6,745
Less accumulated amortization			(3,974)	(3,596)

			$2,771	$3,149

        Patents are stated at cost less accumulated amortization that, in management's opinion, does not exceed fair value. Amortization is computed using the straight-line method over the estimated lives of the related assets, ranging from five to seventeen years. Amortization expense was $378 and $379 for the years ended December 31, 2009 and 2008, respectively. Amortization expense is estimated to be $379 for each of the seven years through December 31, 2017. The estimated remaining weighted average useful lives of the patents are 7 years. The patents identified as "various" are technically narrow or dated patents that the Company believes the expiration of which will not be material to its operations. At December 31, 2009, the net carrying value of those patents is $0.

        The useful lives assigned to the patents are based upon the following assumptions and conclusions:

  •
  The estimated cash flow from products based upon each patent are expected to exceed the value assigned to each patent;

  •
  There are no legal, regulatory or contractual provisions known to the Company that limit the useful life of each patent to less than the assigned useful life;

  •
  No additional material costs need to be incurred or modifications made in order for the Company to continue to be able to realize the protection afforded by the patents; and

  •
  The Company does not foresee any effects of obsolescence or significant competitive pressure on its current or future products, anticipates increasing demand for products utilizing the patented technology, and believes that the current markets for its products based on the patented technology will remain constant or will grow over the useful lives assigned to the patents because of a legal, regulatory and business environment encouraging the use of electronic signatures.

        The Company performs intangible asset impairment analyses at least annually in accordance with the guidance in the Codification Topic ASC 350-30-05, "Goodwill and Other" ("ASC 350") and ASC 360-05-4, "Impairment or Disposal of Long-Lived Assets" ("ASC 360"). The Company uses the guidance in ASC 350 in response to changes in industry and market conditions that affect its patents; the Company then determines if an impairment of its assets has occurred. The Company reassesses the

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

lives of its patents and tests for impairment at least annually in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company believes that no significant events or circumstances occurred or changed during the year ended December 31, 2009, and therefore concluded that no impairment in the carrying values of the patents existed at December 31, 2009.

Long-lived assets:

        The Company evaluates the recoverability of its long-lived assets at least annually or whenever circumstances or events indicate such assets might be impaired. The Company would recognize an impairment charge in the event the net book value of such assets exceeded the future undiscounted cash flows attributable to such assets. No such impairment charges have been recorded in the two years ended December 31, 2009.

Software development costs:

        Software development costs are accounted for in accordance with the guidance in the Codification Topic 985-20, "Costs of Software to be Sold, Leased or Marketed" ("ASC 985-20"). Under ASC 985-20, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after the technological feasibility has been established and ends upon the release of the product. The annual amortization is the greater of (a) the straight-line amortization over the estimated useful life not to exceed three years or (b) the amount based on the ratio of current revenue to anticipated future revenue. The Company performs periodic impairment reviews to ensure that unamortized deferred development costs remain recoverable from the projected future net cash flows that they are expected to generate.

        The capitalized costs are amortized to cost of sales. During 2009 and 2008, the Company had capitalized approximately $813 of software development costs each year. Amortization of capitalized software development costs for the years ended December 31, 2009 and 2008 was $704 and $504, respectively.

Other current liabilities:

        The Company records liabilities based on reasonable estimates for expenses, or payables that are known but some amounts must be estimated such as deposits, taxes, rents and services. The estimates are for current liabilities that should be extinguished within one year.

        The Company had the following other accrued liabilities at December 31:

	2009	2008
Accrued professional services	$102	$110
Rents	39	47
Interest	1	75
Other	27	4

Total	$169	$236

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Material commitments:

        The Company had the following commitments at December 31, 2009:

	Payments due by period
Contractual obligations	Total	2010	2011	2012	2013	2014	Thereafter
Short-term debt related party(1)	$5,091	$5,091	$—	$—	$—	$—	$—
Operating lease commitments(2)	532	292	240	—	—	—	—

Total contractual cash obligations	$5,623	$5,383	$240	$—	$—	$—	$—

(1)
Short-term debt reported on the balance sheet is net of approximately $2,222 in discounts representing the fair value of warrants issued in connection with the Company's debt financings.

(2)
The base rent will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

Revenue recognition:

        Revenue is recognized when earned in accordance with applicable guidance found in the Codification topic, ASC 605 "Revenue Recognition," ASC 985-605, "Software Revenue Recognition," and ASC 985-605-25 "Revenue Recognition, Multi-Element Arrangements". The Company recognizes revenue from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company's product to function within the customer's application has been completed and the Company's product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which ever is longer. Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company's products to function within the customer's application has been completed, and the Company has delivered its product according to specifications.

        Maintenance revenue is recorded for post-contract support and upgrades or enhancements, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period whichever is longer. For undelivered elements where objective and reliable evidence of fair value does not exist, revenue is deferred and subsequently recognized when delivery has occurred and when fair value has been determined.

        For each of the years ended December 31, 2009 and 2008, the Company's sales in the United States as a percentage of total sales were 96%. For the years ended December 31, 2009, and 2008, the Company's export sales as a percentage of total revenue were approximately 4%. Foreign sales are determined based on the countries to which the Company's products are sold.

Major customers:

        Two customers accounted for 55% of total revenue for the year ended December 31, 2009. American Family Insurance, Co. accounted for 12% and Wells Fargo Bank accounted for 43%. For the

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

year ended December 31, 2008, two customers accounted for 39% of total revenue, Allstate Insurance Company accounted for 19% and Travelers Indemnity Company accounted for 20%.

        Four customers accounted for 75% of gross accounts receivable at December 31, 2009. eCom Asia Pacific, Ltd accounted for 30%, Lender Live accounted for 22%, Integrasys accounted for 13% and John Deere Information Systems accounted for 10%. Four customers accounted for 82% of accounts receivable at December 31, 2008. Allstate Insurance Company accounted for 37%, SHI Inc. accounted for 18%, Travelers Indemnity Company accounted for 15% and eCom Asia Pacific, Ltd accounted for 12%.

Research and development:

        Research and development costs are charged to expense as incurred.

Marketing

        The Company expenses advertising (marketing) costs as incurred. These expenses are outbound marketing expenses associated with participation in industry events, related sales collateral and email campaigns aimed at generating customer participation in webinars. The expense for the years ended December 31, 2009 and 2008 was $59 and $180, respectively.

Net loss per share:

        The Company calculates net loss income per share under the provisions of the Codification Topic ASC 260, Earnings Per Share. ASC 260 requires the disclosure of both basic net loss per share, which is based on the weighted average number of shares outstanding, and diluted loss per share, which is based on the weighted average number of shares and dilutive potential shares outstanding.

        For the year ended December 31, 2009, 10,231 shares of Common Stock subject to outstanding options and 16,728 shares issuable upon exercise of the warrants were excluded from the calculation of dilutive earnings per share because the exercise of such options and warrants would be anti-dilutive.

        For the year ended December 31, 2008, 7,608 shares of Common Stock subject to outstanding options and 41,131 shares issuable upon exercise of the warrants were excluded from the calculation of dilutive earnings per share because the exercise of such options and warrants would be anti-dilutive.

Foreign currency translation:

        The Company considers the functional currency of the Joint Venture to be the local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of "accumulated other comprehensive income (loss)" in the accompanying consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for long-term assets and liabilities, which are translated at historical exchange rates. Revenue and expenses are translated at the average exchange rates in effect during each period except for those expenses related to balance sheet amounts which are translated at historical exchange rates.

        Net foreign currency transaction gains and losses are included in "Interest and other income, net" in the accompanying consolidated statements of operations. Foreign currency transaction gains and losses in 2009 and 2008 were insignificant.

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Comprehensive income:

        Accounting Standards Codification topic, ASC 220-10, "Comprehensive Income" ("ASC 220"), requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. ASC 220 also requires that an entity classify items as other comprehensive earnings by their nature in an annual financial statement.

Income taxes:

        Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts and for tax loss and credit carryforwards. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

        The Company follows the provisions of the Accounting Standards Codification topic, ASC 740, "Income Taxes" (ASC 740). There have been no unrecognized tax benefits and, accordingly, there has been no effect on the Company's financial condition or results of operations as a result of ASC 740.

        The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2003, and state tax examinations for years before 2002. Management does not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

        The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of ASC 740, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the twelve month periods ended December 31, 2009 and 2008.

Recently issued and adopted accounting pronouncements:

        In June 2009, the Financial Accounting Standards Board ("FASB") approved its Accounting Standards Codification ("Codification") as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification, which changes the referencing of financial standards, was effective for the Company beginning September 15, 2009. The change in references to the new Codification did not have an impact on the Company's consolidated financial position or results of operations.

        On January 1, 2009, the Company adopted the guidance of the Derivatives and Hedging topic, ASC 815-40-15, in the Codification, which requires that the Company apply a two-step approach in evaluating whether an equity-linked financial instrument (or embedded feature) is indexed to the Company's stock, including evaluation of the instrument's contingent exercise and settlement provisions. See Note 4 for the impact of the adoption of ASC 815-40-15 on the Company's consolidated balance sheet and statement of operations.

        In October 2009, the FASB issued ASU 2009-13 and 2009-14, which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of the vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management's best estimate of the

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (Continued)

selling prices. In addition, the new standard eliminates the use of the residual method of allocation. In October 2009, the FASB also issued a new accounting standard which changes revenue recognition for tangible products containing software and hardware elements. Specifically, tangible products containing software and hardware that function together to deliver the tangible products' essential functionality are scoped out of the existing software revenue recognition guidance and will be accounted for under the multiple-element arrangements revenue recognition guidance discussed above. Both standards will be effective for the Company in the first quarter of 2011. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this standard may have on its consolidated financial statements.

2. Chinese Joint Venture:

        The Company currently owns 90% of a joint venture (the "Joint Venture") with the Jiangsu Hongtu Electronics Group, a provincial agency of the People's Republic of China (the "Agency"). The Joint Venture's business license expires October 18, 2043.

        The Joint Venture had no revenue for the years ended December 31, 2009 and 2008, respectively. There were no long-lived assets as of December 31, 2009 and 2008.

3. Debt:

Short-term debt:

        Short-term debt as of December 31, 2008, consists of a principal balance of $65, net of a remaining debt discount of $5. The debt was repaid in 2009.

Long-term debt:

        The current portion of long-term debt as of December 31, 2009, consists of debt related to a financing transaction entered into in May 2009. On May 28, 2009, the Company entered into a financing transaction ("New Financing Transaction") under which the Company raised capital through the issuance of new secured indebtedness and modified the terms of the June 2008 credit agreement ("Credit Agreement") described below. Certain parties (Phoenix Venture Fund LLC ("Phoenix"), Michael Engmann and certain entities related to Mr. Engmann) to the New Financing Transaction had a pre-existing relationship with the Company. In the New Financing Transaction, the Company received an aggregate of $1,100, which is due on December 31, 2010, which accrues interest at 8% per annum, and which, at the option of the Company, may be paid in cash or in kind. In conjunction with the New Financing Transaction, the Company issued warrants to the lenders to purchase an aggregate of 18,333 shares of common stock (exercisable through June 30, 2012 at $0.06 per share). Additionally, the Company issued a warrant to SG Phoenix LLC, an affiliate of Phoenix, to purchase 3,948 shares of common stock (exercisable through June 30, 2012 at $0.06 per share) and a warrant to purchase 250 shares of common stock (exercisable through June 30, 2012 at $0.06 per share) to the attorney for Phoenix as partial payment of Phoenix's legal fees related to the transaction.

        In connection with the New Financing Transaction, the Company amended the Credit Agreement such that the notes underlying the Credit Agreement were cancelled and new notes were issued (principal amount of $3,709). In addition, warrants to purchase 26,495 shares of common stock included in the June 2008 transaction were cancelled and new warrants to purchase 61,821 shares of common stock were issued. The note and warrants have identical terms to the terms outlined in the New Financing Transaction.

3. Debt: (Continued)

        The Company recorded a loss on debt extinguishment in the amount of $829 related to the cancellation of the notes, and recorded an increase to additional paid-in capital in the amount of $875 related to the cancellation of warrants that had been recorded as a derivative liability.

        The Company ascribed the fair value of $3,178 to the new warrants, excluding the warrants issued for administrative services, which is recorded as a discount to long-term debt in the balance sheet. The fair value of the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.64%; expected term of 3 years; expected volatility of 137%; and expected dividend yield of 0%. The Company may use the proceeds from the New Financing Transaction to pay the Company's indebtedness and accrued interest on that indebtedness, for working capital and general corporate purposes, in each case in the ordinary course of business, and to pay fees and expenses in connection with the New Financing Transaction, which were $347, including $173 attributable to the warrants issued for the administrative services. The fees and expenses are recorded as deferred financing costs and are to be amortized over the life of the loan.

        In connection with the New Financing Transaction, the Registration Rights Agreement from the previous financing transaction discussed below was amended to provide the lenders certain rights to demand registration of shares issuable upon exercise of the new warrants.

        The long-term debt, and related current portion of long-term balance as of December 31, 2008 related to a financing transaction entered into in June 2008. On June 5, 2008, the Company effected a financing transaction under which the Company raised capital through the issuance of new secured indebtedness and equity, and restructured a portion of the Company's existing debt (collectively, the "Financing Transaction") described below. Certain parties to the Financing Transactions (Phoenix Venture Fund LLC and Michael Engmann) had a pre-existing relationship with the Company and, with respect to such parties the Financing Transaction may be considered a related party transaction.

        Under the Financing Transaction, the Company entered into a Credit Agreement (the "Credit Agreement") and a Pledge and Security Agreement (the "Pledge Agreement"), each dated as of June 5, 2008, with Phoenix Venture Fund LLC ("Phoenix"), Michael Engmann and Ronald Goodman (collectively with Phoenix, the "Creditors," and each individually a "Creditor"). Under the terms of the Credit Agreement, the Company received an aggregate of $3,000 and refinanced $638 of existing indebtedness and accrued interest on that indebtedness (individually, a "Loan" and collectively, the "Loans"). The Loans, which are represented by secured promissory notes (each a "Note" and collectively, the "Notes"), bore interest at eight percent (8%) per annum which, at the option of the Company, may be paid in cash or in kind. The Company used a portion of the proceeds from the Loans to pay the Company's existing indebtedness and accrued interest on that indebtedness that was not exchanged for preferred stock as described below, and used the remaining proceeds for working capital and general corporate purposes, in each case in the ordinary course of business; and to pay fees and expenses in connection with the Financing Transaction, which were approximately $452. Additionally, a portion of the proceeds of the Loans were used to repay a short term loan from a Company employee in the amount of $125, plus accrued interest, that was made prior to and in anticipation of the closing of the Financing Transaction. Under the terms of the Pledge Agreement, the Company and its subsidiary, CIC Acquisition Corp., granted the Creditors a first priority security interest in and lien upon all of the assets of the Company and CIC Acquisition Corp. As noted above the terms related to this Credit Agreement were modified in 2009 by the New Financing Transaction discussed above.

        Under the terms of the Credit Agreement and in partial consideration for the Creditors' respective Loans made pursuant to the terms of the Credit Agreement as described above, the Company issued to each Creditor a warrant to purchase up to the number of shares of the Company's Common Stock

3. Debt: (Continued)

obtained by dividing the amount of such Creditor's Loan by 0.14 (each a "Warrant" and collectively, the 'Warrants"). A total of 25,982 shares of the Company's Common Stock may be issued upon exercise of the Warrants. The Warrants are exercisable beginning June 30, 2008. The Warrants had an exercise price of fourteen cents ($0.14) per share. The Company ascribed the relative fair value of $1,231 to the warrants, which was recorded as a discount to "Long-term debt" in the balance sheet. The fair value of the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 2.73%; expected life of 3 years; expected volatility of 82.3%; and expected dividend yield of 0%. These warrants were cancelled under the terms of the New Financing Transaction discussed above.

        In connection with the closing of the Financing Transaction, the Company also entered into a Securities Purchase Agreement (the "Purchase Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") each dated as of June 5, 2008.

        In June 2008, in connection with the Financing Transaction, the outstanding principal balances of $995 plus accrued and unpaid interest of $45 were exchanged for Series A-1 Preferred Shares (the "Preferred Shares"). Certain debt holders elected not to exchange principle balances of $125 and unpaid interest thereon and were repaid in September 2008.

        The offer and sale of the Warrants and Preferred Shares as detailed above, including the Common Stock issuable upon exercise or conversion thereof, was made in reliance upon exemptions from registration afforded by Section 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act and under exemptions from registration available under applicable state securities laws.

        There are outstanding, warrants to acquire 16,728 shares of the Company's Common Stock issued as part of the above referenced financings. These warrants expire between June 2010 and June 2012. Of the warrants discussed above, 10,246 of the shares underlying the warrants were registered with the Company's Form S-1/A, which was declared effective December 28, 2007.

        During the year ended December 31, 2009, the Company exercised its option related to the New Financing Transaction and made the interest payments in kind. The Company issued new notes in the amount of $283, and issued additional warrants to purchase 4,686 shares of common stock with the same terms as those issued in the New Financing Transaction. The Company ascribed the fair value of $268, to the additional warrants, of which $255 is recorded as a discount to long-term debt in the balance sheet. The fair value of the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.64% and 1.45%; expected term of 3 years; expected volatility of 137% and 142%; and expected dividend yield of 0%.

        Interest expense associated with the Company's debt for the year ended December 31, 2009 and 2008 was $2,033 and $1,137, respectively, of which $1,912 and $973 was related party expense. Amortization of debt discount and deferred financing costs included in interest expense for the year ended December 31, 2009 and 2008 was $1,678 and $849, respectively, of which $1,600 and $730 was related party expense.

4. Derivative liability:

        The Company follows the guidance found in Codification topic, ASC 815-40 "Derivative and Hedging, Contracts in Entity's Own Equity." The topic specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. ASC 815-40-15 provides a two-step model to be applied in determining

4. Derivative liability: (Continued)

whether a financial instrument or an embedded feature is indexed to an issuer's own stock and thus able to qualify for the scope exception. The Company adopted ASC 815-40-15 effective January 1, 2009, and determined that certain warrants and the embedded conversion feature on the preferred stock require liability classification because of certain provisions that may result in an adjustment to the number of shares upon settlement and an adjustment to their exercise or conversion price. The fair value of the embedded conversion feature at January 1, 2009 and December 31, 2009 was insignificant. The warrants were retroactively reclassified as liabilities, the result was a decrease in paid in capital as of January 1, 2009, of $3,510, a decrease in accumulative deficit of $2,157, and the recognition of a liability of $1,353 during various dates. In October and November 2009, warrant holders exercised 300 warrants for cash aggregating $18 and exchanged an aggregate of 82,257 warrants in cashless exercises in accordance with the terms of the agreements. The Company issued 58,384 shares of common stock in satisfaction of the transactions. The value of the derivative liability for the exchanged warrants was adjusted on the their respective dates of exchange resulting in a $3,354 non-cash charge to expense in the fourth quarter of 2009. The remaining liability as of December 31, 2009 was $422.

        The Company uses the Black-Scholes pricing model to calculate fair value of its warrant liabilities. Key assumptions used to apply these models are as follows:

	December 31, 2009	January 1, 2009
Expected term	0.5 to 3.00 years	.75 to 2.5 years
Volatility	139.0% - 156.0%	141.9% - 171.7%
Risk-free interest rate	1.70%	1.14%
Dividend yield	0%	0%

        Fair value measurements:

        Assets and liabilities measured at fair value as of December 31, 2009, are as follows:

	Value at December 31, 2009	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
		(Level 1)	(Level 2)	(Level 3)
Derivative liability	$422	$—	$—	$422

        The fair value framework requires a categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets and liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

          Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

          Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

          Level 3: Unobservable inputs reflecting management's own assumptions about the inputs used in pricing the asset or liability.

        There were no financial assets or liabilities measured at fair value, with the exception of cash and cash equivalents (level 1) and the above mentioned derivative liability as of December 31, 2009 and December 31, 2008.

4. Derivative liability: (Continued)

        Changes in the fair value of the level 3 derivative liability for the year ended December 31, 2009, are as follows:

Derivative Liability
Balance at January 1, 2009	$1,353
Derecognition of derivative related to May 28, 2009 refinancing	(875)
Additional derivative recorded related to May 28, 2009 refinancing, including quarterly warrant derivative liability issued as paid-in-kind interest	3,637
Loss recorded to adjust derivative liability to fair value	5,136
Derecognition of derivative related to exercise of warrants in the fourth quarter of 2009	(8,829)

Balance at December 31, 2009	$422

5. Stockholders' equity:

  Common stock options:

        At December 31, 2009, the Company has one stock-based employee compensation plan, (the "2009 Stock Compensation Plan") and may also grants options to employees, directors and consultants outside of the 2009 Stock Compensation Plan under individual plans.

        On July 1, 2009 the Board of Directors adopted the 2009 Stock Compensation Plan. Non-qualified options under the 2009 Stock Compensation Plan are granted to employees, officers, and consultants of the Company. There were 7,000 shares of common stock authorized for issuance under the 2009 Stock Compensation Plan. The options have a term of three to seven years and vest immediately or quarterly over three years as defined. As of December 31, 2009, 2,653 plan options were outstanding, and 2,397 plan options were exercisable with a weighted average exercise price of $0.10 per share.

        In April 1999, the Company adopted and in June 1999, the shareholders approved the 1999 Option Plan. Incentive and non-qualified options under the 1999 Option Plan were granted to employees, officers, and consultants of the Company. The 1999 Option Plan expired in April 2009 (options outstanding under that plan are not effected by its expiration). There were 4,000 shares of common stock authorized for issuance under the 1999 Option Plan. The options had a seven year term and generally vested quarterly over three years. As of December 31, 2009, 2,449 plan options were outstanding and 2,439 plan options were exercisable with a weighted average exercise price of $0.58 per share.

        The Company has issued options under individual plans to its employees and directors. The individual plan options generally vest over four years or pro rata quarterly over three years. Non-plan options are generally exercisable over a period not to exceed seven years. As of December 31, 2009, 5,129 non-plan options were outstanding and 3,413 non-plan options were exercisable with a weighted average exercise price of $0.35 per share.

  Share-based payment:

        The Company accounts for stock based compensation in accordance with Accounting Standards Codification topic, ASC718 "Compensation- Stock Compensation" ("ASC 718"). ASC 718 requires the recognition of the cost of employee services received in exchange for an award of equity instrument in the financial statements and is measured based on the grant date fair value of the award.

5. Stockholders' equity: (Continued)

  Share-based payment:

        Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. ASC 718 requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rates for the year ended December 31, 2009, was approximately 2%.

        ASC 718 requires the cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the year ended December 31, 2009.

Valuation and Expense Information under ASC 718:

        The weighted-average fair value of stock-based compensation is based on the single option valuation approach. Forfeitures are estimated and it is assumed no dividends will be declared. The estimated fair value of stock-based compensation awards to employees is amortized using the accrual method over the vesting period of the options. The fair value calculations are based on the following assumptions:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Risk free interest rate	1.12% - 5.11%	2.64% - 5.11%
Expected life (years)	2.82 - 7.00	3.58 - 6.88
Expected volatility	91.99% - 145.0%	91.99% - 99.98%
Expected dividends	None	None

        The following table summarizes the allocation of stock-based compensation expense related to stock option grants under ASC 718 for the years ended December 31, 2009 and 2008. During the year ended December 31, 2009, 85 stock options were exercised at a weighted average $0.09 per share. There were no stock option exercises during the year ended December 31, 2008.

	Year Ended December 31, 2009	Year Ended December 31, 2008
Research and development	$59	$37
Sales and marketing	98	33
General and administrative	137	75
Director options	24	16

Stock-based compensation expense included in operating expenses	$318	$161

5. Stockholders' equity: (Continued)

  Share-based payment:

        The summary activity under the Company's 2009 Stock Compensation Plan, the 1999 Option Plan and Individual Plans is as follows:

	December 31, 2009				December 31, 2008
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life
Outstanding at beginning of period	7,608	$0.48			6,036	$0.59
Granted	3,976	$0.10			1,975	$0.15
Exercised	(85)	$0.09			—	$0.00
Forfeited	(1,268)	$0.40			(403)	$0.47

Outstanding at period end	10,231	$0.34		3.9	7,608	$0.48		4.4

Options vested and exercisable at period end	8,249	$0.39		3.3	6,043	$0.56		3.9

Weighted average grant-date fair value of options granted during the period	$.10				$0.10

        The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2009:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.00 - $0.50	7,235	4.3	$0.17	5,253	$0.19
$0.51 - $1.00	2,908	2.8	$0.72	2,908	$0.72
$1.01 - $2.00	73	2.2	$1.66	73	$1.66
$2.01 - $2.99	—	0.0	$0.00	—	$0.00
$3.00 - $7.50	15	0.5	$3.56	15	$3.56

	10,231			8,249

5. Stockholders' equity: (Continued)

        A summary of the status of the Company's nonvested shares as of December 31, 2009 is as follows:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2009	1,565	$0.30
Granted	3,976	$0.08
Forfeited	(1,268)	$0.11
Vested	(2,291)	$0.25

Nonvested	1,982	$0.10

  Share-based payment:

        As of December 31, 2009, there was $100 of total unrecognized compensation cost related to nonvested share-based compensation arrangements. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.25 years.

        The Company expects to make additional option grants in future years. The options issued to employees and directors will be subject to the provisions of ASC 718, which may have a material impact on the Company's financial statements.

        As of December 31, 2009, 10,231 shares of common stock were reserved for issuance upon exercise of outstanding options.

Warrants:

        In October 2009, a note holder and related party exercised 300 warrants, and the Company issued 300 shares of common stock at $0.06 per share. Company received $18 in cash.

        In late October and early November 2009, note holders, including related parties, exercised 82,557 warrants in cashless exercises under the terms of the New Financing Transaction. The warrant exchange rate was based on the average closing price of the Company's common stock for the preceding five trading days prior to the date of exercise. The Company issued 58,384 shares of common stock, including 52,429 shares to related parties.

        At December 31, 2009, 16,728 shares of Common Stock were reserved for issuance upon exercise of outstanding warrants.

Preferred Shares:

        In connection with the closing of the June 2008 Financing Transaction (see Note 3), the Company also entered into a Securities Purchase Agreement (the "Purchase Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") each dated as of June 5, 2008. Under the Purchase Agreement, in exchange for the cancellation of $995 in principal amount and $45 of interest accrued thereon of the Company's then outstanding aggregate balance of $2,071 in existing debt and interest accrued thereon through May 31, 2008, the Company issued to the holders of such debt an aggregate of 1,040 Shares of the Company's Series A-1 Cumulative Preferred Stock ("the Preferred Shares"). The Preferred Shares carry an eight percent (8%) annual dividend, payable quarterly in arrears in cash or in additional Preferred Shares, have a liquidation preference over common stock of $1.00 per share, and are convertible into shares of common stock at a ratio of one Preferred Share for 7.1429 shares of Common Stock. The Preferred Shares may vote on matters put to the Company's

5. Stockholders' equity: (Continued)

stockholders on an as-converted-to-Common-Stock basis. Subject to further adjustment as provided in the Certificate of Designations, Powers, Preferences and Rights of the Preferred Shares, shares of Preferred are presently convertible into shares of common stock at a ratio of one share of Preferred for 7.1429 shares of common stock. If all shares of Series A-1 Preferred were converted into Common Stock at the above conversion ratio, the Company would issue 5,400 shares of Common Stock. As of December 31, 2009, holders of Preferred Shares have converted an aggregate of 350 shares of Preferred Shares into 2,500 shares of Common Stock. The preferred stock transaction resulted in a beneficial conversion feature of $371, of which $273 is attributable to Michael Engmann and $98 to the other creditors. The beneficial conversion feature was recorded as a charge to loss applicable to holders of Common Stock for the quarter ended June 30, 2008. The Company has accumulated dividends on the shares of Series A-1 Preferred of $108.

        Under the terms of the Registration Rights Agreement, the Company was obligated to prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended (the Securities Act") covering the resale of the shares of Common Stock issued upon conversion of the shares of Preferred Stock and exercise of the Warrants as described above. The Company must also use its reasonable best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that is two years after its Effective Date or until the date that all shares purchased under the Purchase Agreement have been sold or can be sold publicly under Rule 144. The Registration Rights Agreement provided for certain registration rights whereby the Company would have incurred penalties if a registration statement was not filed or declared effective by the SEC on a timely basis. The Company filed the required registration statement on August 18, 2008, which was declared effective on October 10, 2008. The Company was obligated to pay the costs and expenses of such registration.

        During the year ended December 31, 2009, one preferred shareholder, a related party, converted an aggregate of 166 preferred shares into 1,183 shares of the Company's Common Stock.

6. Commitments:

  Lease commitments:

        The Company currently leases its principal facilities (the "Principal Offices) in Redwood Shores, California, pursuant to a sublease that expires in 2011. The Joint Venture leases space on a month to month basis in Nanjing, China. In addition to monthly rent, the U.S. facilities are subject to additional rental payments for utilities and other costs above the base amount. Facilities rent expense was approximately $267, and $260, in 2009 and 2008, respectively.

7. Income taxes:

        As of December 31, 2009, the Company had federal net operating loss carryforwards available to reduce taxable income of approximately $64,787. The net operating loss carryforwards expire between 2010 and 2029. The Company also had federal research and investment tax credit carryforwards of approximately $202 that expire at various dates through 2012. The Company also has state net operating loss carryforwards available to reduce taxable income of approximately $25,241. The net operating loss carryforwards expire between 2010 through 2029.

7. Income taxes: (Continued)

        Deferred tax assets and liabilities at December 31, consist of the following:

	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$23,543	$24,959
Credit carryforwards	202	315
Deferred income	582	117
Other, net	156	170

Total deferred tax assets	24,483	25,561

Valuation allowance	(24,483)	(25,561)

Net deferred tax assets	$—	$—

        Income tax benefit differs from the expected statutory rate as follows:s

	2009	2008
Expected federal income tax benefit	$(3,673)	$(1,267)
State income tax benefit	(648)	(330)
Expired net operating loss	2,714	1,911
Change in valuation allowance and other	1,607	(314)

Income tax benefit	$—	$—

        A full valuation allowance has been established for the Company's net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

        Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period. During 1997, the Company experienced stock ownership changes which could limit the utilization of its net operating loss and research and investment tax credit carryforwards in future periods. In addition, a study of recent transactions has not been preformed to determine whether any further limitations might apply.

8. Employee benefit plans:

        The Company sponsors a 401(k) defined contribution plan covering all employees meeting certain eligibility requirements. Contributions made by the Company are determined annually by the Board of Directors. To date, the Company has made no contributions to this plan.

PRELIMINARY COPY

VOTE BY MAIL Mark, sign and date your stockholder consent and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. COMMUNICATION INTELLIGENCE CORPORATION 275 SHORELINE DRIVE, 6TH FLOOR REDWOOD CITY, CA 94065 VOTE BY FACSIMILE – (650) 802-7777 Mark, sign and date your stockholder consent and return it to Communication Intelligence Corporation by fax. Important Notice Regarding the Availability of Consent Materials for the Consent Solicitation: The Notice and Consent Statement are available at www.cic.com TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M28466-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS STOCKHOLDER CONSENT IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COMMUNICATION INTELLIGENCE CORPORATION CONSENT BY STOCKHOLDERS OF COMMUNICATION INTELLIGENCE CORPORATION TO TAKE ACTION WITHOUT A MEETING THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned holder of record of Common Stock and/or Series A-1 Preferred Stock and/or Series B Preferred Stock (the “voting stock”) of Communication Intelligence Corporation (the “Company”), hereby consents to the following corporate action without a meeting pursuant to Section 228 of the Delaware General Corporation Law with respect to all shares of voting stock of the Company held by the undersigned. The Board of Directors recommends you vote FOR the following proposal: RESOLVED, that the stockholders believe that it is in the best interests of the Company and the Company’s stockholders to amend the Amended and Restated Certificate of Incorporation of the Company to increase (i) the total number of authorized shares from 535,000,000 to 1,074,500,000 (ii) the total number of authorized shares of Common Stock from 519,000,000 to 1,050,000,000, and (iii) the total number of authorized shares of Preferred Stock from 16,000,000 to 24,500,000 shares, all as set forth in the Certificate of Amendment to the Amended and Restated Certificate of Incorporation presented to the stockholders in the form attached to the Consent Statement as Appendix A. For Against Abstain IMPORTANT – PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IF SIGNED AND NO DIRECTION IS MADE THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED AND VOTED IN FAVOR OF THE PROPOSAL Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form. A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing. The undersigned hereby revokes any consents heretofore given. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date